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As filed with the Securities and Exchange Commission on April 10, 2007

Registration No. 333-141971

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM F-10
REGISTRATION STATEMENT
Under
The Securities Act of 1933

Gammon Lake Resources Inc.
(Exact name of Registrant as specified in its charter)

Quebec, Canada (Province or Other Jurisdiction of Incorporation or Organization)	1041 (Primary Standard Industrial Classification Code)	None (I.R.S. Employer Identification No.)
1601 Lower Water Street Suite 402, Summit Place, P.O. Box 2067 Halifax, Nova Scotia B3J 2Z1 Canada (902) 468-0614 (Address and telephone number of Registrant's principal executive offices)

DL Services, Inc.
U.S. Bank Center
1420 5th Avenue, Suite 3400
Seattle, WA 98101-4010
(206) 903-8800
(Name, address (including zip code) and telephone number (including area code)
of agent for service in the United States)

Copies to:
Gil I. Cornblum Dorsey & Whitney LLP BCE Place 161 Bay Street, Suite 4310 Toronto, Ontario M5J 2S1 Canada (416) 367-7370	John S.M. Turner Fasken Martineau DuMoulin LLP 66 Wellington Street West Suite 4200,TD Bank Tower Toronto, Ontario M5K 1N6 Canada (416) 865-4380	Kevin Keogh White & Case LLP 1155 Avenue of the Americas New York, New York 10036 U.S.A. (212) 819-8200	Jay Kellerman Stikeman Elliott LLP 5300 Commerce Court West 199 Bay Street Toronto, Ontario M5L 1B9 Canada (416) 869-5201

        Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

Province of Quebec, Canada
(Principal jurisdiction regulating this offering)

        It is proposed that this filing shall become effective (check appropriate box):

A.	☐	Upon filing with the Commission pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B.	☒	At some future date (check the appropriate box below).
	1.	☐	Pursuant to Rule 467(b) on (date) at (time) (designate a time not sooner than seven calendar days after filing).
	2.	☐
Pursuant to Rule 467(b) on (date) at (time) (designate a time not sooner than seven calendar days after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (date).
	3.	☐
Pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
	4.	☒	After the filing of the next amendment to this form (if preliminary material is being filed).

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction's shelf prospectus offering procedures, check the following box.    ☐

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO
OFFEREES OR PURCHASERS

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

AMENDED AND RESTATED SUBJECT TO COMPLETION, DATED APRIL 9, 2007

Prospectus

$200,000,000

10,000,000 Common Shares

This short form prospectus qualifies the distribution of 10,000,000 common shares (the "Purchased Shares") of Gammon Lake Resources Inc. ("Gammon Lake" or the "Company") at a price of $20.00 per Purchased Share (the "Offering") pursuant to an amended and restated underwriting agreement dated April 9, 2007, as amended on April 9, 2007 among Gammon Lake and BMO Nesbitt Burns Inc., Scotia Capital Inc. and TD Securities Inc. (each an "Underwriter" and collectively, the "Underwriters"). In addition, Gammon Lake has also granted the Underwriters an option (the "Over-Allotment Option") to purchase an additional 1,500,000 common shares (the "Over-Allotment Shares") at the Offering price, exercisable for 30 days following the closing the Offering. The Purchased Shares and the Over-Allotment Shares are referred to in this short form prospectus as the "Offered Shares".

Investing in the Company's securities involves a high degree of risk. Prospective investors should consider the risk factors described under "Risk Factors" before purchasing Offered Shares.

Price: $20.00 per Purchased Share

This offering is made by a foreign issuer that is permitted, under a multijurisdictional disclosure system adopted by the United States, to prepare this prospectus in accordance with Canadian disclosure requirements. Prospective investors should be aware that such requirements are different from those of the United States. Financial statements included or incorporated herein have been prepared in accordance with Canadian generally accepted accounting principles, and may be subject to Canadian auditing and auditor independence standards, and thus may not be comparable to financial statements of United States companies.

Prospective investors should be aware that the acquisition of the securities described herein may have tax consequences both in the United States and in Canada. Such consequences for investors who are resident in, or citizens of, the United States may not be described fully herein. Prospective investors should read the tax discussion under "U.S. Federal Income Tax Considerations".

The enforcement by investors of civil liabilities under the federal securities laws may be affected adversely by the fact that the Company is incorporated under the laws of Nova Scotia, Canada, that some of its officers and directors are residents of Canada, that some or all of the underwriters or experts named in the registration statement are residents of a foreign country, and that a substantial portion of the assets of the Company and said persons are located outside the United States.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to the Public	Underwriters' Fee	Net Proceeds to the Company(1)(2)
Per Purchased Share	$20.00	$0.80	$19.20
Total	$200,000,000	$8,000,000	$192,000,000

(1)
Before deducting expenses of the Offering, estimated at $1,000,000, which together with the Underwriters' fee, will be paid from the general funds of the Company.

(2)
The Company has granted to the Underwriters an over-allotment option (the "Over-Allotment Option"), which entitles them to acquire at any time up to 30 days following the closing of the Offering at the price to the public hereunder, up to an additional 1,500,000 common shares. If the Over-Allotment is exercised in full, the total number of Offered Shares will be 11,500,000, the total Price to the Public will be $230,000,000, the total Underwriters' Fee will be $9,200,000 and the total Net Proceeds to the Company will be $220,800,000. This short form prospectus qualifies the grant of the Over-Allotment Option and the issuance of common shares upon the exercise thereof.

Scotia Capital Inc. is a wholly owned subsidiary of a Canadian chartered bank that is a lender to the Company under the Company's current credit facility. Consequently, the Company may be considered to be a connected issuer of Scotia Capital Inc. under applicable securities legislation. See "Relationship Between the Company and Certain Underwriters".

Subscriptions will be received subject to rejection or allotment in whole or in part and the right is reserved to close the subscription books at any time without notice. During the distribution of this Offering, the Underwriters may effect transactions in the common shares in accordance with applicable market stabilization rules. Such transactions, if commenced, may be discontinued at any time. See "Plan of Distribution".

The Underwriters may offer the Purchased Shares at a price lower than the price noted above. See "Plan of Distribution".

This short form prospectus contains references to both US dollars and Canadian dollars. All dollar amounts referenced, unless otherwise indicated, are expressed in Canadian dollars and US dollars are referred to as "US dollars" or "US$". As at April 5, 2007, the noon buying rate as reported by the Bank of Canada was US$1.00 = CDN$1.1509 or CDN$1.00 = US$0.8689.

Definitive certificates for the Purchased Shares are expected to be available for delivery at closing. Closing is expected to take place on or about April 24, 2007, or such later date as may be agreed between the Company and the Underwriters, but closing shall not take place later than May 1, 2007. In this short form prospectus, "Gammon Lake" and "the Company" refer to Gammon Lake Resources Inc. and, where applicable, its subsidiaries.

ELIGIBILITY FOR INVESTMENT

        In the opinion of Gammon Lake's Canadian counsel, Fasken Martineau DuMoulin LLP, and Stikeman Elliott LLP, Canadian counsel for the Underwriters, the Offered Shares, if issued on the date hereof, and provided they are listed on a prescribed stock exchange (which includes the TSX), would be qualified investments under the Income Tax Act (Canada) and the regulations thereunder for trusts governed by registered retirement savings plans, registered retirement income funds, registered education savings plans and deferred profit sharing plans.

DOCUMENTS INCORPORATED BY REFERENCE

        Information has been incorporated by reference in this short form prospectus from documents filed with securities commissions or similar regulatory authorities in Canada. Copies of documents incorporated herein by reference may be obtained on request without charge from the Secretary of the Company at Suite 402, 1601 Lower Water Street, Summit Place, P.O. Box 2067, Halifax, Nova Scotia B3J 2Z1, telephone (902) 468-0614 or by accessing the Company's disclosure documents available through the internet on the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) which can be accessed at www.sedar.com. For the purpose of the Province of Québec, this simplified short form prospectus contains information to be completed by consulting the permanent information record. A copy of the permanent information record may be obtained from the Secretary of the Company at the above-mentioned address. Certain capitalized words and phrases used in this short form prospectus which are defined in the documents incorporated herein have the same meaning in this short form prospectus. Gammon Lake files annual and interim (quarterly) financial information, material change reports and other information with securities regulatory authorities in Canada (collectively the "Commissions"). The Commissions allow the Company to "incorporate by reference" the information it files with them, which means that it can disclose important information to prospective investors by referring them to those documents. Information that is incorporated by reference is an integral part of this short form prospectus. Gammon Lake incorporates by reference the documents listed below, which were filed with the Commissions under applicable securities legislation:

  (a)
  Gammon Lake's annual information form dated as of March 29, 2007 for the year ended December 31, 2006 (the "Annual Information Form");

  (b)
  Gammon Lake's audited comparative consolidated financial statements for the fiscal year ended December 31, 2006, the five months ended December 31, 2005 and the fiscal year ended July 31, 2005, together with the notes thereto and the auditors' report thereon;

  (c)
  Gammon Lake's amended and restated management's discussion and analysis of financial conditions and results of operations for the fiscal year ended December 31, 2006;

  (d)
  Gammon Lake's amended and restated audited consolidated financial statements for the five months ended December 31, 2005 and the fiscal year ended July 31, 2005, together with the notes thereto and the auditors' report thereon;

  (e)
  Gammon Lake's management's discussion and analysis of financial conditions and results of operations for the five months ended December 31, 2005;

  (f)
  Gammon Lake's audited comparative consolidated financial statements for the fiscal years ended July 31, 2005 and July 31, 2004, together with the notes thereto and the auditors' report thereon;

  (g)
  Gammon Lake's management's discussion and analysis of financial conditions and results of operations for the fiscal year ended July 31, 2005;

  (h)
  Gammon Lake's management information circular dated April 13, 2006 prepared in connection with the annual and special meeting of shareholders on May 10, 2006;

  (i)
  Gammon Lake's business acquisition report dated October 20, 2006 relating to its acquisition of the outstanding securities of Mexgold Resources Inc.;

  (j)
  Gammon Lake's material change report dated January 11, 2007 in respect of the commencement of commercial production at the Ocampo Project;

  (k)
  Gammon Lake's material change report dated January 16, 2007 in respect of the announcement of new exploration results from sill sampling at the underground mine on the Ocampo Project;

  (l)
  Gammon Lake's material change report dated January 22, 2007 in respect of the announcement of yearly drilling results at the Ocampo Project;

  (m)
  Gammon Lake's material change report dated January 29, 2007 in respect of the announcement of drill results from the 2006 exploration program at the El Cubo Project;

  (n)
  Gammon Lake's material change report dated April 3, 2007 in respect of the appointment of Russell Barwick as Chief Executive Officer and a director of Gammon Lake; and

  (o)
  Gammon Lake's material change report dated April 3, 2007 in respect of the announcement of its financial results for the fiscal year ended December 31, 2006.

        Any material change reports (other than confidential reports), comparative interim financial statements, information circulars and all other documents of a type referred to above which are required to be filed by the Company with the Commissions or similar authorities in Canada after the date of this short form prospectus and prior to the termination of this Offering shall be deemed to be incorporated by reference into and form an integral part of this short form prospectus.

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this short form prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or is deemed to be incorporated by reference herein, modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed in its unmodified or superseded form to constitute a part of this short form prospectus.

SPECIAL NOTICE REGARDING FORWARD-LOOKING STATEMENTS
AND OTHER INFORMATION

        This short form prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 concerning the Company's plans at the Ocampo and El Cubo Projects, estimated production, capital and operating and cash flow estimates and other matters. These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management.

        Certain statements included or incorporated by reference herein, including information as to the future financial or operating performance of the Company, its subsidiaries and its projects, constitute forward-looking statements. The words "believe", "expect", "anticipate", "contemplate", "target", "plan", "intends", "continue", "budget", "estimate", "may", "will", "schedule" and similar expressions identify forward-looking statements. Forward-looking statements include, among other things, statements regarding targets, estimates and assumptions in respect of gold production and prices, operating costs, results and capital expenditures, mineral reserves and mineral resources and anticipated grades, recovery rates, future financial or operating performance, margins, operating and exploration expenditures, costs and timing of the development of new deposits, costs and timing of construction, costs and timing of future exploration and reclamations expenses. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by the Company, are inherently subject to significant business, economic, competitive, political and social uncertainties and contingencies. Many factors could cause the Company's actual results to differ materially from those expressed or implied in any forward-looking statements made by, or on behalf of, the Company. Such factors include, among others, known and unknown uncertainties and risks relating to additional funding requirements, reserve and resource estimates, commodity prices, hedging activities, exploration, development and operating risks, illegal miners, political and foreign risk, uninsurable risks, competition, limited mining operations, production risks, environmental regulation and liability, government regulation, currency fluctuations, recent losses and write-downs, restrictions in the Company's loan facility, dependence on key employees, possible variations of ore grade or recovery rates, failure of plant, equipment or process to operate as anticipated, accidents and labour disputes. Investors are cautioned that forward-looking statements are not guarantees of future performance and, accordingly, investors are cautioned not to put undue reliance on forward-looking statements due to the inherent uncertainty therein. Forward-looking statements are made as of the date hereof, or in the case of documents incorporated by reference herein, as of the date of such document, and the Company disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or results or otherwise.

        Readers should rely on the information contained in, or incorporated by reference into, this short form prospectus. The Company has not authorized anyone to provide different information. The Offering is not being made in any jurisdiction where it is not permitted to be made. Unless otherwise expressly provided, prospective investors should not assume that the information contained herein is accurate as of any date other than the date on the front of this short form prospectus.

        Gammon Lake expressly disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, events or otherwise, except where required by law.

THE COMPANY

        The Company's full name is Gammon Lake Resources Inc. Gammon Lake's registered office is located at 1, Place Ville Marie, Suite 3900, Montreal, Quebec, H3B 4M7 and its head office is located at Suite 402, 1601 Lower Water Street, Summit Place, P.O. Box 2067, Halifax, Nova Scotia B3J 2Z1. The Company maintains administrative and field offices in Tucson, Arizona and Mexico.

Subsidiaries

        The following corporate chart sets forth all of Gammon Lake's material subsidiaries, their jurisdictions of incorporation, the percentage of voting securities or ownership held by Gammon Lake and the principal mineral resource properties on which each of them has an interest:

(1)
2% of the issued and outstanding shares of Gammon Lake de Mexico S.A. de C.V. are held by Gammon Lake directly in accordance with Mexican corporate law requirements.

(2)
The Las Torres mine, which forms part of the El Cubo Project, is held by the Company pursuant to a lease with the property owner. See "El Cubo Project — Las Torres Lease" in the Annual Information Form.

        References hereto to "Gammon Lake" or the "Company" refer to Gammon Lake Resources Inc. and, where applicable, its subsidiaries.

BUSINESS OF THE COMPANY

        The following description highlights selected information about the Company contained in the documents incorporated by reference herein. This description does not contain all of the information about the Company and its properties and business that a prospective investor should consider before investing in the Offered Shares. Readers should carefully read the entire short form prospectus, including the section titled "Risk Factors" that immediately follows this description of the Company, as well as the documents incorporated by reference into this short form prospectus, before making an investment decision. This short form prospectus contains forward-looking statements. Forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors that could cause the Company's results to differ from those expressed or implied by the forward-looking statements. See "Special Notice Regarding Forward-Looking Statements and Other Information".

        The Company is a mining company engaged in the mining and exploration for, and development of gold and silver deposits in Mexico. Through its subsidiaries, the Company owns and operates the Ocampo gold-silver mine (the "Ocampo Project") in Chihuahua State, Mexico, and the El Cubo gold-silver mine and the Las Torres gold-silver mine (together, the "El Cubo Project") in Guanajuato State, Mexico, both of which are currently in production. Through its subsidiaries, the Company also owns the Guadalupe y Calvo exploration project in Chihuahua State, Mexico.

        On April 3, 2007 Mr. Russell Barwick was appointed Gammon Lake's Chief Executive Officer and a director. Mr. Brad Langille has resigned as Chief Executive Officer and Director but will remain a consultant to Gammon Lake.

The Ocampo Project

        The Ocampo Project covers approximately 11,200 hectares located near the municipality of Ocampo in Chihuahua State, Mexico. The Ocampo Project consists of an operating underground and open pit mine. The underground mine uses standard underground mining techniques and has a mill which is designed to process 1,500 tonnes of ore per day. The open pit mine has a 11,400 tonne per day heap leach.

        The Company began open pit mining in January 2006 and produced its first dore bar from the heap leach facility on February 1, 2006. During 2006 the Company mined 4,272,624 tonnes of ore and 12,954,869 tonnes of waste, for a 3.03:1 strip ratio. Also during 2006 the Company stacked a total of 2,585,603 tonnes of ore on the heap leach pad with an average grade of 0.94 grams per tonne of gold, and 38.88 grams per tonne of silver. The Company has recovered a total of 51% of the total gold and 26% of the silver placed on the pad to date.

        The Company commenced construction of the underground mine at the Ocampo Project which took place over 2005 and 2006. In January 2007 the Company announced that the Ocampo Project had reached commercial production.

        During the year ended December 31, 2006, the Ocampo Project (both the open pit and underground portions) produced 77,804 gold-equivalent ounces (51,748 ounces of gold and 1,302,807 ounces of silver).

The El Cubo Project

        The El Cubo Project covers approximately 14,400 hectares located near the city of Guanajuato in Guanajuato State, Mexico. The El Cubo Project includes 58 mineral concessions (known as the El Cubo concessions) in which the Company holds a 100% interest and 50 surrounding mineral concessions (known as the Torres concessions) on which it holds a lease to mine until September 2009. Mexgold has been producing gold and silver from the El Cubo concessions since it acquired them in March 2004. Mexgold began producing gold and silver from the Torres concessions since late 2005. The El Cubo Project hosts a multi-level underground mine with access ramps for mobile equipment and two vertical shafts for the hoisting of ore. Ore from El Cubo is processed in three milling facilities. Between August 8, 2006 and December 31, 2006, the Company sold 15,729 ounces of gold and 585,518 ounces of silver which were produced from the El Cubo Project.

        Gammon Lake has budgeted approximately U.S.$8 million to be spent in 2007 on exploration programs on the Ocampo Project, El Cubo Project and Guadalupe y Calvo properties.

CONSOLIDATED CAPITALIZATION

        The following table sets out the Company's consolidated share and loan capital as at December 31, 2006, including the expected effect of the Offering on its share capital. This table should be read in conjunction with the Company's audited consolidated financial statements for the fiscal year ended December 31, 2006 as incorporated by reference herein.

	As at December 31, 2006	As at December 31, 2006 after giving effect(1) to the Offering
	(audited)	(unaudited)
Bank indebtedness	$ Nil	$ Nil
Long-term debt and capital leases due within one year	78,065,578	12,647,412
Long-term debt and capital leases	74,126,093	5,826,565

Total debt	152,191,671	18,473,977

Shareholders' Equity
Share capital(2)	551,067,338	742,067,338
	(102,146,108 common shares)	(112,146,108 common shares)
Contributed surplus	83,394,693	83,394,693
Retained earnings (deficit)	(73,270,250)	(73,270,250)

Total Shareholders' Equity	561,191,781	752,191,781

Total Capitalization	$713,383,452	$770,665,758

(1)
Assuming no exercise of the Over-Allotment Option for gross proceeds of $200,000,000, less the Underwriters' fees of $8,000,000 and the estimated expenses of the Offering of $1,000,000.

(2)
An unlimited number of common shares are authorized for issuance. As at December 31, 2006 there were 102,146,108 common shares issued and outstanding and approximately 14,040,342 common shares reserved for issuance on the exercise of outstanding stock options.

RISK FACTORS

        Investment in Gammon Lake's common shares is subject to risk and uncertainties. Every investor or potential investor should carefully consider the risks related to Gammon Lake's operations, the risks related to the gold and silver mining industry generally and the risks related to the Offering, including the following risks:

        Shareholders' interest may be diluted in the future.    The Company may require additional funds to fund exploration and development programs and potential acquisitions. If it raises additional funding by issuing additional equity securities, such financing may substantially dilute the interests of existing shareholders.

        Sales of substantial amounts of the Company's common shares, or the availability of such common shares for sale, could adversely affect the prevailing market prices for the Company's securities. A decline in the market prices of the Company's securities could impair our ability to raise additional capital.

        The market price for the Offered Shares cannot be assured.    Securities markets have experienced a high level of price and volume volatility, and the market prices of securities of many companies have experienced wide fluctuations which have not necessarily been related to the operating performance, underlying asset values or prospects of such companies. There can be no assurance that such fluctuation will not affect the price of the Company's securities after the Offering, and the market price of the Company's common shares may decline below the Offering price. As a result of this volatility, investors may not be able to sell their common shares at or above the Offering price.

        In the past, following periods of volatility in the market price of a company's securities, shareholders have often instituted class action securities litigation against those companies. Such litigation, if instituted, could result in substantial costs and diversion of management attention and resources, which could significantly harm our profitability and reputation.

        The Company does not intend to pay dividends in the foreseeable future.    The Company has never paid cash dividends on its common shares. It currently intends to retain future earnings, if any, to fund the development and growth of its business, and may not pay any cash dividends on the common shares for the foreseeable future. Furthermore, the Company may in the future become subject to contractual restrictions on, or prohibitions against, the payment of dividends. As a result, investors will have to rely on capital appreciation, if any, to earn a return on their investment in Offered Shares in the foreseeable future.

        The Company may use the proceeds of this Offering for purposes other than those set out herein.    The Company currently intends to allocate the net proceeds received from the Offering as described under "Use of Proceeds". However, the Company will have discretion in the actual application of the net proceeds, and may elect to allocate proceeds differently from that described in "Use of Proceeds" if it believes it would be in its best interests to do so as circumstances change. The failure by the Company to apply these funds effectively could have a material adverse effect on the Company's business.

        The Company has a limited history of producing precious metals from its properties and there can be no assurance that it will successfully expand or establish mining operations or profitably produce precious metals.    The Company has no history of profitability. Although commercial bodies of ore have been identified on the Ocampo Project and the El Cubo Project and production from such deposits has commenced, there is no assurance that they can be mined profitably. Accordingly, it is not assured that the Company will realize any profits in the short to medium term. Any profitability in the future from the business of the Company will be dependent upon developing and commercially mining economic deposits of minerals.

        The Company has incurred losses and may continue to incur losses for the foreseeable future. The Company incurred the following losses during each of the following periods: $28,692,380 for the year ended December 31, 2006, $11,607,510 for the five month period ended December 31, 2005 and $19,375,595 for the year ended July 31 2005.

        The Company has an accumulated deficit of $73,270,250 as of December 31, 2006, and had an accumulated deficit of $44,577,870 as of December 31, 2005.

        The figures for the Company's reserves and resources are estimates based on interpretation and assumptions and may yield less mineral production under actual conditions than is currently estimated.    Unless otherwise indicated, mineral resource and reserve figures presented herein are based upon estimates made by company personnel and independent geologists. These estimates are imprecise and depend upon geological interpretation and statistical inferences drawn from drilling and sampling analysis, which may prove to be unreliable. There can be no assurance that: these estimates will be accurate, reserves, resources or other mineralization figures will be accurate, or this mineralization could be mined or processed profitably.

        Mineralization estimates for the Company's properties may require adjustments or downward revisions based upon further exploration or development work or actual production experience. In addition, the grade of ore ultimately mined, if any, may differ from that indicated by drilling results. There can be no assurance that minerals recovered in small scale tests will be duplicated in large scale tests under on-site conditions or in production scale.

        The reserve and resource estimates contained herein have been determined and valued based on assumed future prices, cut-off grades and operating costs that may prove to be inaccurate. Extended declines in market prices for gold and silver may render portions of the Company's mineralization uneconomic and result in reduced reported mineralization. Any material reductions in estimates of mineralization, or of the Company's ability to extract this mineralization, could have a material adverse effect on the Company's results of operations or financial condition.

        The figures for the Company's future production are estimates based on interpretation and assumptions and actual production may be less than is currently estimated.    The Company prepares estimates of future gold and silver production for its operating mines. The Company cannot give any assurance that it will achieve its production estimates. The failure of the Company to achieve its production estimates could have a material and adverse affect on any or all of its future cash flows, profitability, results of operations and financial condition. These production estimates are dependent on, among other things, the accuracy of mineral reserve estimates, the accuracy of assumptions regarding ore grades and recovery rates, ground conditions, physical characteristics of ores, such as hardness and the presence or absence of particular metallurgical characteristics and the accuracy of estimated rates and costs of mining and processing.

        The Company's actual production may vary from its estimates for a variety of reasons, including, actual ore mined varying from estimates of grade, tonnage, dilution and metallurgical and other characteristics, short-term operating factors such as the need for sequential development of ore bodies and the processing of new or different ore grades from those planned, mine failures, slope failures or equipment failures, industrial accidents, natural phenomena such as inclement weather conditions, floods, droughts, rock slides and earthquakes, encountering unusual or unexpected geological conditions, changes in power costs and potential power shortages, shortages of principal supplies needed for operation, including explosives, fuels, chemical reagents, water, equipment parts and lubricants, labour shortages or strikes, civil disobedience and protests, and restrictions or regulations imposed by government agencies or other changes in the regulatory environments. Such occurrences could result in damage to mineral properties, interruptions in production, injury or death to persons, damage to property of the Company or others, monetary losses and legal liabilities. These factors may cause a mineral deposit that has been mined profitably in the past to become unprofitable forcing the Company to cease production. It is not unusual in new mining operations to experience unexpected problems during the start-up phase. Depending on the price of gold or other minerals, the Company may determine that it is impractical to commence or, if commenced, to continue commercial production at a particular site.

        Mining is inherently dangerous and subject to conditions or events beyond the Company's control, which could have a material adverse effect on the Company's business.    Mining involves various types of risks and hazards, including: environmental hazards, industrial accidents, metallurgical and other processing problems, unusual or unexpected rock formations, structural cave-ins or slides, seismic activity, flooding, fires, periodic interruptions due to inclement or hazardous weather conditions, variations in grade, deposit size, density and other geological problems, mechanical equipment performance problems, unavailability of materials and equipment including fuel, labour force disruptions, unanticipated or significant changes in the costs of supplies including, but not limited to, petroleum, and unanticipated transportation costs.

        These risks could result in damage to, or destruction of, mineral properties, production facilities or other properties, personal injury or death, loss of key employees, environmental damage, delays in mining, increased production costs, monetary losses and possible legal liability.

        Where considered practical to do so, the Company maintains insurance against risks in the operation of its business in amounts which it believes to be reasonable. Such insurance, however, contains exclusions and limitations on coverage. There can be no assurance that such insurance will continue to be available, will be available at economically acceptable premiums or will be adequate to cover any resulting liability. Insurance against certain environmental risks, including potential liability for pollution or other hazards as a result of the disposal of waste products occurring from production, is not generally available to the Company or to other companies within the mining industry. The Company may suffer a material adverse effect on its business if it incurs losses related to any significant events that are not covered by its insurance policies. Payment of such liabilities would reduce funds available for acquisition of mineral prospects or exploration and development and would have a material adverse affect on the financial position of the Company.

        Exploration and development projects are uncertain and consequently it is possible that actual cash operating costs and economic returns will differ significantly from those estimated for a project prior to production.    Because mines have limited lives based on proven and probable mineral reserves, the Company will be required to continually replace and expand its mineral reserves as its mines produce gold and silver. The Company's life-of-mine estimates may not be correct. The Company's ability to maintain or increase its annual production of gold and silver in the future will be dependent in significant part on its ability to identify and acquire aditional commercially viable mineral properties, bring new mines into production and to expand mineral reserves at existing mines.

        Mineral resource exploration and development is a highly speculative business, characterized by a number of significant risks including, among other things, unprofitable efforts resulting not only from the failure to discover mineral deposits but also from finding mineral deposits that, though present, are insufficient in quantity and quality to return a profit from production. There can be no assurance that the Company will successfully acquire additional mineral rights. While discovery of additional ore-bearing structures may result in substantial rewards, few properties which are explored are ultimately developed into producing mines. Major expenses may be required to establish reserves by drilling and to construct mining and processing facilities at a particular site. It is impossible to ensure that the current exploration and development programs of the Company will result in profitable commercial mining operations. The profitability of the Company's operations will be, in part, directly related to the cost and success of its exploration and development programs which may be affected by a number of factors.

        Development projects are subject to the completion of successful feasibility studies and environmental assessments, issuance of necessary governmental permits and receipt of adequate financing. They typically require a number of years and significant expenditures during the development phase before production is possible. The economic feasibility of development projects is based on many factors such as: estimation of reserves, anticipated metallurgical recoveries, environmental considerations and permitting, future gold prices, and anticipated capital and operating costs.

        Estimates of mineral resources and reserves and cash operating costs are, to a large extent, based upon the interpretation of geologic data obtained from drill holes and other sampling techniques, and feasibility studies which derive estimates of cash operating costs based upon anticipated tonnage and grades of ore to be mined and processed, the configuration of the ore body, expected recovery rates of metals from the ore, estimated operating costs, anticipated climatic conditions and other factors. As a result, it is possible that actual cash operating costs and economic returns will differ significantly from those currently estimated for a project prior to production.

        Any of the following events, among others, could affect the profitability or economic feasibility of a project: unanticipated changes in grade and tonnage of ore to be mined and processed, unanticipated adverse geotechnical conditions, incorrect data on which engineering assumptions are made, costs of constructing and operating a mine in a specific environment, availability and costs of processing and refining facilities, availability of economic sources of power, adequacy of water supply, adequate access to the site, including competing land uses (such as agriculture), unanticipated transportation costs, government regulations (including regulations regarding prices, royalties, duties, taxes, permitting, restrictions on production, quotas on exportation of minerals, as well as the costs of protection of the environment and agricultural lands), title claims, including aboriginal land claims, fluctuations in prices of precious metals, and accidents, labour actions and force majeure events.

        Anticipated capital and operating costs, production and economic returns, and other estimates contained in feasibility studies, if prepared, may differ significantly from the Company's actual capital and operating costs. In addition, delays to construction schedules may negatively impact the net present value and internal rates of return of the Company's mineral properties as set forth in the applicable feasibility studies.

        The future development of the Company's properties that are found to be economically feasible, including the expansion of the Ocampo Project and the El Cubo Project if new reserves are discovered, will require the expansion and improvement of existing mining operations, as well as the construction and operation of additional mines, processing plants and related infrastructure. As a result, the Company is subject to all of the risks associated with establishing and expanding mining operations and business enterprises including: the timing and cost, which will be considerable, of the construction of additional mining and processing facilities, the availability and costs of skilled labour, power, water, transportation and mining equipment, the availability and cost of appropriate smelting and/or refining arrangements, the need to obtain necessary environmental and other governmental approvals and permits, and the timing of those approvals and permits, and the availability of funds to finance construction and development activities.

        The costs, timing and complexities of mine construction and development are increased by the remote location of the Company's mining properties. It is not unusual in new mining operations to experience unexpected problems and delays during the construction and development of a mine. In addition, delays in the commencement or expansion of mineral production often occur and, once commenced or expanded, the production of a mine may not meet expectations or estimates set forth in feasibility or other studies. Accordingly, there are no assurances that the Company will successfully develop and expand mining operations or profitably produce precious metals at its properties, including the Ocampo Project and the El Cubo Project.

        The Company may experience problems integrating new acquisitions into existing operations, which could have a material adverse effect on the Company.    The Company recently acquired Mexgold and may make selected acquisitions in the future. The Company's success at completing any acquisitions will depend on a number of factors, including, but not limited to: identifying acquisitions which fit the Company's strategy, negotiating acceptable terms with the seller of the business or property to be acquired, and obtaining approval from regulatory authorities in the jurisdictions of the business or property to be acquired.

        If the Company does make further acquisitions, any positive effect on the Company's results will depend on a variety of factors, including, but not limited to: assimilating the operations of an acquired business or property in a timely and efficient manner, maintaining the Company's financial and strategic focus while integrating the acquired business or property, implementing uniform standards, controls, procedures and policies at the acquired business, as appropriate, and to the extent that the Company makes an acquisition outside of markets in which it has previously operated, conducting and managing operations in a new operating environment.

        Acquiring additional businesses or properties could place increased pressure on the Company's cash flow if such acquisitions involve cash considerations or the assumption of obligations requiring cash payments. The integration of the Company's existing operations with any acquired business will require significant expenditures of time, attention and funds. Achievement of the benefits expected from consolidation would require the Company to incur significant costs in connection with, among other things, implementing financial and planning systems. The Company may not be able to integrate the operations of a recently acquired business or restructure the Company's previously existing business operations without encountering difficulties and delays. In addition, this integration may require significant attention from the Company's management team, which may detract attention from the Company's day-to-day operations. Over the short-term, difficulties associated with integration could have a material adverse effect on the Company's business, operating results, financial condition and the price of the Company's common shares. In addition, the acquisition of mineral properties may subject the Company to unforeseen liabilities, including environmental liabilities.

        Changes in the market price of gold and other metals, which in the past has fluctuated widely, will affect the profitability of the Company's operations and financial condition.    The Company's profitability and long-term viability depend, in large part, upon the market price of gold and other metals and minerals produced from the Company's properties. The market price of gold and other metals is volatile and is impacted by numerous factors beyond the Company's control, including: expectations with respect to the rate of inflation, the relative strength of the U.S. dollar and certain other currencies, interest rates, global or regional political or economic conditions, supply and demand for jewellery and industrial products containing metals, costs of substitutes, changes in global or regional investment or consumption patterns, and sales by central banks and other holders, speculators and producers of gold and other metals in response to any of the above factors.

        There can be no assurance that the market price of gold and other metals will remain at current levels or that such prices will improve. A decrease in the market price of gold and silver could adversely affect the profitability of the Company's existing mines and the Company's ability to finance the exploration and development of additional properties, which would have a material adverse effect on the Company's financial condition and results of operations. A decline in the market price of gold or silver, or both, may also require the Company to write-down its mineral reserves which would have a material and adverse affect on its earnings and profitability. Further, if revenue from gold or silver sales, or both, declines, the Company may experience liquidity difficulties.

        The Company's Mexican property interests and operations are subject to the political risks and uncertainties associated with investment in a foreign country.    All of the Company's property interests are located in Mexico, and are subject to Mexican federal and state laws and regulations. As a result the Company's mining investments are subject to the risks normally associated with the conduct of business in foreign countries. The Company believes the present attitude of the governments of Mexico and of the States of Chihuahua and Guanajuato (where the

Company's projects are located) to foreign investment and mining to be favourable; however, investors should assess the political risks of investing in a foreign country. Any variation from the current regulatory, economic and political climate could have an adverse effect on the affairs of the Company.

        The risks of conducting business in a foreign country may include, among others, labour disputes, invalidation of governmental orders and permits, corruption, uncertain political and economic environments, sovereign risk, war (including in neighbouring states), civil disturbances and terrorist actions, arbitrary changes in laws or policies of particular countries, the failure of foreign parties to honour contractual relations, corruption, foreign taxation, delays in obtaining or the inability to obtain necessary governmental permits, opposition to mining from environmental or other non-governmental organizations, limitations on foreign ownership, limitations on the repatriation of earnings, limitations on gold exports, instability due to economic under-development, inadequate infrastructure and increased financing costs. In addition, the enforcement by the Company of its legal rights to exploit its properties may not be recognized by the government of Mexico or by its court system. These risks may limit or disrupt the Company's operations, restrict the movement of funds or result in the deprivation of contractual rights or the taking of property by nationalization or expropriation without fair compensation.

        The Company requires various property rights, permits and licenses in order to conduct its current and anticipated future operations and delays or a failure to obtain such property rights, permits and licenses, or a failure to comply with the terms of any such property rights, permits and licenses that the Company has obtained, could have a material adverse effect on the Company.    The Company's current and anticipated future operations, including further exploration, development activities and expansion or commencement of production on the Company's properties, require certain permits and licenses from various levels of governmental authorities. The Company may also be required to obtain certain property rights to access, or use, certain of its properties in order to proceed to development. There can be no assurance that all licenses, permits or property rights which the Company requires for the expansion and construction of mining facilities and the conduct of mining operations will be obtainable on reasonable terms or in a timely manner, or at all, that such terms may not be adversely changed, that required extension will be granted, or that the issuance of such licenses, permits or property rights will not be challenged by third parties. Delays in obtaining or a failure to obtain such licenses, permits or property rights or extension thereto, challenges to the issuance of such licenses, permits or property rights, whether successful or unsuccessful, changes to the terms of such licenses, permits or property rights, or a failure to comply with the terms of any such licenses, permits or property rights that the Company has obtained, could have a material adverse impact on the Company.

        In order for the Company to carry out its mining activities, the Company's exploitation licences must be kept current. There is no guarantee that the Company's exploitation licences will be extended or that new exploitation licences will be granted. In addition, such exploitation licences could be changed and there can be no assurances that any application to renew any existing licences will be approved. The Company may be required to contribute to the cost of providing the required infrastructure to facilitate the development of its properties. The Company will also have to obtain and comply with permits and licences which may contain specific conditions concerning operating procedures, water use, waste disposal, spills, environmental studies, abandonment and restoration plans and financial assurances. There can be no assurance that the Company will be able to comply with any such conditions.

        Title to the Company's mineral properties cannot be guaranteed and may be subject to prior unregistered agreements, transfers or claims and other defects.    The Company cannot guarantee that title to its properties will not be challenged. Title insurance is generally not available for mineral properties and the Company's ability to ensure that it has obtained secure claim to individual mineral properties or mining concessions may be severely constrained. The Company's mineral properties may be subject to prior unregistered agreements, transfers or claims, and title may be affected by, among other things, undetected defects. A successful challenge to the precise area and location of these claims could result in the Company being unable to operate on its properties as permitted or being unable to enforce its rights with respect to its properties.

        Regulatory requirements significantly affect the Company's mining operations and may have a material adverse impact on our future cash flow, results of operations and financial condition.    Mining operations, development and exploration activities are subject to extensive laws and regulations governing prospecting, development, production, exports, taxes, labour standards, occupational health, waste disposal, environmental protection and remediation, protection of endangered and protected species, mine safety, toxic substances and other matters. Mining is subject to potential risks and liabilities associated with pollution of the environment and the disposal of waste products occurring as a result of mineral exploration and production. The costs of discovering, evaluating, planning, designing, developing, constructing, operating and closing mines and other facilities in compliance with such laws and regulations are significant.

        Failure to comply with applicable laws and regulations may result in enforcement actions thereunder, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions. Parties engaged in mining operations may be required to compensate those suffering loss or damage by reason of the mining activities and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations.

        New laws and regulations, amendments to existing laws and regulations, administrative interpretation of existing laws and regulations, or more stringent enforcement of existing laws and regulations, could have a material adverse impact on our future cash flow, results of operations and financial condition.

        The Company's activities are subject to environmental laws and regulations that may increase the Company's costs of doing business and restrict its operations.    The Company's exploration and production activities in Mexico are subject to regulation by governmental agencies under various environmental laws. These laws address emissions into the air, discharges into water, management of waste, management of hazardous substances, protection of natural resources, antiquities and endangered species and reclamation of lands disturbed by mining operations. Environmental legislation in many countries is evolving and the trend has been towards stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and increasing responsibility for companies and their officers, directors and employees. Compliance with environmental laws and regulations may require significant capital outlays on behalf of the Company and may cause material changes or delays in the Company's intended activities. There can be no assurance that future changes in environmental regulations will not adversely affect the Company's business, and it is possible that future changes in these laws or regulations could have a significant adverse impact on some portion of the Company's business, causing the Company to re-evaluate those activities at that time.

        The Company cannot give any assurance that, notwithstanding its precautions, breaches of environmental laws (whether inadvertent or not) or environmental pollution will not materially and adversely affect its financial condition and its results from operations. There is no assurance that future changes in environmental regulation, if any, will not adversely affect the Company's operations. Environmental hazards may exist on the properties on which the Company holds interests which are unknown to the Company at present and which have been caused by previous or existing owners or operators of the properties. Reclamation costs are uncertain and planned expenditures may differ from the actual expenditures required.

        The Company will require significant external financing to continue its exploration and development activities on its mineral properties.    The ability of the Company to continue exploration and development of its property interests will be dependent upon its ability to increase revenues from its existing production and planned expansions, and to raise significant additional financing hereafter. The sources of external financing that the Company may use for these purposes include project debt, and/or debt or equity offerings. In addition, the Company may enter into a strategic alliance. There is no assurance that the financing alternative chosen by the Company will be available to the Company, on favourable terms or at all. Depending on the alternative chosen, the Company may have less control over the management of its projects. There is no assurance that the Company will successfully increase revenues from existing and expanded production. Should the Company not be able to obtain such financing and increase its revenues, it may become unable to acquire and retain its mineral concessions and carry out its development plan, and its property interests may be lost entirely.

        A summary of the Company's financial commitments under the agreements under which the Company acquired its interests in the Ocampo Project is provided in the following table.

Agreement	Consideration	Terms

Minera Fuerte Agreement	8% Net Profit Interest up to a maximum of U.S. $2,000,000	U.S. $2,000,000 less any net profit royalty payments made is due and payable upon sale of the property
	U.S. $250,000	Upon establishment of a mining reserve of 2.0 million ounces of gold and gold-equivalent ounces

Soyopa Agreement	U.S. $3,500,000	On or before November 23, 2007.
	U.S. $1,000,000	Upon sale of Ocampo Project to a third party.

        Certain of the Company's directors and officers serve in similar positions with other public companies which put them in conflict of interest positions from time to time.    Certain of the directors and officers serve as directors, officers, promoters and members of management of other public companies and therefore it is possible that a conflict may arise between their duties as a directors or officers of the Company and their duties as a directors, officers, promoters or members of management of such other companies.

        The directors and officers of the Company are aware of the existence of laws governing accountability of directors and officers for corporate opportunity and requiring disclosures by directors of conflicts of interest and the Company will rely upon such laws in respect of any directors' and officers' conflicts of interest or in respect of any breaches of duty by any of its directors or officers. All such conflicts will be disclosed by such directors or officers in accordance with applicable law and they will govern themselves in respect thereof to the best of their ability in accordance with the obligations imposed upon them by law.

        The Company may experience difficulty attracting and retaining qualified management and technical personnel to meet the needs of its anticipated growth, and the failure to manage the Company's growth effectively could have a material adverse effect on its business and financial condition.    The success of the Company is heavily dependent on its key personnel and on its ability to motivate, retain and attract highly skilled persons. The competition for qualified personnel in the mining industry is currently intense. In order to attract and retain its key personnel, the Company has sought to provide its personnel with challenging work and a variety of opportunities for advancement through growth and expansion of the Company's business, and through equity participation.

        The Company considers Fred George to be a key employee and maintains life insurance in the amount of $1,000,000 on his life. The loss of this key person or the Company's inability to attract and retain additional highly skilled employees required for the development of the Company's activities may have a material adverse effect on the Company's business or future operations.

        In addition, the Company anticipates that, as it expands its existing production and brings additional properties into production, and as the Company acquires additional mineral rights, the Company will experience significant growth in its operations. The Company expects this growth to create new positions and responsibilities for management personnel and to increase demands on its operating and financial systems, as well as to require the hiring of a significant number of additional operations personnel. There can be no assurance that the Company will successfully meet these demands and effectively attract and retain additional qualified personnel to manage its anticipated growth and hire enough additional operations personnel. The failure to attract such qualified personnel to manage growth effectively could have a material adverse effect on the Company's business, financial condition or results of operations.

        Increased competition could adversely affect the Company's ability to acquire suitable producing properties or prospects for mineral exploration in the future. Recent high metal prices have increased demand for, and cost of, exploration, development and construction services and equipment.    The international mining industry is highly competitive. The Company's ability to acquire properties and add reserves in the future will depend not only on its ability to develop its present properties, but also on its ability to select and acquire suitable producing properties or prospects for mineral exploration. The Company may be at a competitive disadvantage in acquiring additional mining properties because it must compete with other individuals and companies, many of which have greater financial resources, operational experience and technical capabilities than the Company. The Company may also encounter increasing competition from other mining companies in its efforts to hire experienced mining professionals. Competition for exploration resources at all levels is currently very intense, particularly affecting the availability of manpower, drill rigs and helicopters. Increased competition could adversely affect the Company's ability to attract necessary capital funding or acquire suitable producing properties or prospects for mineral exploration in the future.

        Recent increases in gold prices have encouraged increases in mining exploration, development and construction activities, which have resulted in increased demand for, and cost of, exploration, development and construction services and equipment. Increased demand for services and equipment could cause project costs to increase materially, resulting in delays if services or equipment cannot be obtained in a timely manner due to inadequate availability, and increase potential scheduling difficulties and cost increases due to the need to coordinate the availability of services or equipment, any of which could materially increase project exploration, development or construction costs, result in project delays or both.

        The trading price for the Company's securities is volatile.    The trading price of the Company's common shares may be subject to large fluctuations. The trading price of the Company's common shares may increase or decrease in response to a number of events and factors, including: the price of gold and other metals, the Company's operating performance and the performance of competitors and other similar companies, the public's reaction to the Company's press releases, other public announcements and the Company's filings with the various securities regulatory authorities, changes in earnings estimates or recommendations by research analysts who track the Company's common shares or the shares of other companies in the resource sector, changes in general economic conditions, the number of the Company's common shares to be publicly traded after an offering, the arrival or departure of key personnel, and acquisitions, strategic alliances or joint ventures involving the Company or its competitors.

        In addition, the market price of the Company's shares are affected by many variables not directly related to the Company's success and are therefore not within the Company's control, including other developments that affect the market for all resource sector shares, the breadth of the public market for the Company's shares, and the attractiveness of alternative investments. The effect of these and other factors on the market price of the common shares on the exchanges in which the Company trades has historically made the Company's share price volatile and suggests that the Company's share price will continue to be volatile in the future.

        The Company may raise funds for future operations through the issuance of shares, debt instruments or other securities convertible into shares and such financings may result in the dilution of present and prospective shareholdings.    In order to finance future operations, the Company may raise funds through the issuance of shares or the issuance of debt instruments or other securities convertible into shares. The Company cannot predict the size of future issuances of common shares or the issuance of debt instruments or other securities convertible into shares or the effect, if any, that future issuances and sales of the Company's securities will have on the market price of the Company's common shares. Any transaction involving the issuance of previously authorized but unissued shares, or securities convertible into shares, would result in dilution, possibly substantial, to present and prospective security holders.

        Because the Company's producing properties are located in Mexico and will have production costs incurred in Mexican pesos, while gold and other metals are generally sold in United States dollars, the Mexican project results could be materially adversely affected by an appreciation of the Mexican peso.    Gold and other metals are sold throughout the world principally in United States dollars. The Company's operating costs for its Mexican projects are incurred in Mexican pesos and certain costs are incurred and certain debt obligations are owed in United States dollars. As a result, any significant and sustained appreciation of the Mexican peso against the United States dollar, or of the United States dollar against the Canadian dollar, may materially increase the Company's costs and reduce revenues, if any, on its Mexican projects. The Company does not currently use any derivative products to manage or mitigate any foreign exchange exposure.

        Because the Company does not currently intend to use forward sale arrangements to protect against low commodity prices, the Company's operating results are exposed to the impact of any significant drop in commodity prices.    The

Company does not currently intend to enter into forward sales arrangements to reduce the risk of exposure to volatility in commodity prices. Accordingly, the Company's future operations are exposed to the impact of any significant decrease in commodity prices. If such prices decrease significantly at a time when the Company is producing, the Company would realize reduced revenues. While it is not the Company's current intention to enter into forward sales arrangements, the Company is not restricted from entering into forward sales arrangements at a future date.

        No dividends have been or will be paid in the foreseeable future.    To date, the Company has paid no dividends on its common shares. The Company intends to retain its earnings, if any, to finance the growth and development of the business and does not intend to pay dividends on the common shares in the foreseeable future. Any return on an investment in the Company's common shares will come from the appreciation, if any, in the value of the common shares. The payment of future dividends, if any, will be reviewed periodically by the Company's board of directors and will depend upon, among other things, conditions then existing including earnings, financial condition and capital requirements, restrictions in financing agreements, business opportunities and conditions and other factors.

        The Company may fail to achieve and maintain the adequacy of internal control over financial reporting as per the requirements of the Sarbanes-Oxley Act.    The Company documented and tested during its most recent fiscal year, its internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act ("SOX"). SOX requires an annual assessment by management of the effectiveness of the Company's internal control over financial reporting and an attestation report by the Company's independent auditors addressing this assessment. The Company may fail to achieve and maintain the adequacy of its internal control over financial reporting as such standards are modified, supplemented, or amended from time to time, and the Company may not be able to ensure that it can conclude on an ongoing basis that it has effective internal controls over financial reporting in accordance with Section 404 of SOX. The Company's failure to satisfy the requirements of Section 404 of SOX on an ongoing, timely basis could result in the loss of investor confidence in the reliability of its financial statements, which in turn could harm the Company's business and negatively impact the trading price of its common shares or market value of its other securities. In addition, any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm the Company's operating results or cause it to fail to meet its reporting obligations. Future acquisitions of companies may provide the Company with challenges in implementing the required processes, procedures and controls in its acquired operations. Acquired companies may not have disclosure controls and procedures or internal control over financial reporting that are as thorough or effective as those required by securities laws currently applicable to the Company.

        No evaluation can provide complete assurance that the Company's internal control over financial reporting will detect or uncover all failures of persons within the Company to disclose material information otherwise required to be reported. The effectiveness of the Company's control and procedures could also be limited by simple errors or faulty judgments. In addition, as the Company continues to expand, the challenges involved in implementing appropriate internal controls over financial reporting will increase and will require that the Company continue to improve its internal controls over financial reporting. Although the Company intends to devote substantial time and incur substantial costs, as necessary, to ensure ongoing compliance, the Company cannot be certain that it will be successful in complying with Section 404.

        The Company may be a "passive foreign investment company" for the current and future taxable years under the U.S. Internal Revenue Code, which may result in adverse tax consequences for investors in the United States.    Shareholders and potential investors that are U.S. taxpayers should be aware that the Company may be a "passive foreign investment company" under Section 1297(a) of the U.S. Internal Revenue Code (a "PFIC") for the current and future taxable years. If the Company is or becomes a PFIC, any gain recognized on the sale of common shares and any "excess distributions" (as specifically defined) paid on the common shares must be ratably allocated to each day in a U.S. taxpayer's holding period for the common shares. The amount of any such gain or excess distribution allocated to prior years of such U.S. taxpayer's holding period for the common shares generally will be subject to U.S. federal income tax at the highest tax applicable to ordinary income in each such prior year, and the U.S. taxpayer will be required to pay interest on the resulting tax liability for each such prior year, calculated as if such tax liability had been due in each such prior year.

        As an alternative to the U.S. federal income tax treatment if the Company is a PFIC as described above, a U.S. taxpayer that makes a "QEF election" generally will be subject to U.S. federal income tax on such U.S. taxpayer's pro rata share of the Company's "net capital gain" and "ordinary earnings" (calculated under U.S. federal income tax rules), regardless of whether such amounts are actually distributed by the Company. The Company will make available to U.S. Holders, upon their request, timely and accurate information as to its status as a PFIC and will use commercially reasonable efforts to provide to a purchaser acquiring common shares pursuant to this Offering that is a U.S. Holder all information that a U.S. Holder making a QEF Election with respect to the Company and any Subsidiary PFIC (as defined below under "U.S. Federal Income Tax Considerations — Passive Foreign Investment Company") is required to obtain for U.S. federal income tax purposes. As a second alternative, a U.S. taxpayer may make a "mark-to-market election" if the Company is a PFIC and the common shares are "marketable stock" (as specifically defined). A U.S. taxpayer that makes a mark-to-market election generally will include in gross income, for each taxable year in which the Company is a PFIC, an amount equal to the excess, if any, of (a) the fair market value of the common shares as of the close of such taxable year over (b) such U.S. taxpayer's tax basis in such common shares.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

        In the opinion of Dorsey & Whitney LLP, counsel to the Company, the following is a summary of certain material U.S. federal income tax consequences to a U.S. Holder (as defined below) arising from and relating to the acquisition, ownership, and disposition of common shares acquired pursuant to this Offering.

        This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax consequences that may apply to a U.S. Holder arising from and relating to the acquisition, ownership, and disposition of common shares pursuant to this Offering. In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax consequences to such U.S. Holder. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any U.S. Holder. Each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the U.S. federal income, U.S. state and local, and foreign tax consequences arising from and relating to the acquisition, ownership, and disposition of common shares.

        No legal opinion from U.S. legal counsel or ruling from the Internal Revenue Service (the "IRS") has been requested, or will be obtained, regarding the U.S. federal income tax consequences arising from and relating to acquisition, ownership, and disposition of common shares. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary. In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the positions taken in this summary.

Scope of this Summary

Authorities

        This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations (whether final, temporary, or proposed), published rulings of the IRS, published administrative positions of the IRS, the Convention Between Canada and the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended (the "Canada-U.S. Tax Convention"), and U.S. court decisions that are applicable and, in each case, as in effect and available, as of the date of this Offering. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive basis. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive basis.

U.S. Holders

        For purposes of this summary, a "U.S. Holder" is a beneficial owner of common shares, that, for U.S. federal income tax purposes, is (a) an individual who is a citizen or resident of the U.S., (b) a corporation, or any other entity classified as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the U.S., any state in the U.S., or the District of Columbia, (c) an estate if the income of such estate is subject to U.S. federal income tax regardless of the source of such income, or (d) a trust if (i) such trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes or (ii) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust.

Non-U.S. Holders

        For purposes of this summary, a "non-U.S. Holder" is a beneficial owner of common shares that is neither a U.S. Holder nor a partnership (or any other entity classified as a partnership for U.S. federal income tax purposes). This summary does not address the U.S. federal income tax consequences to non-U.S. Holders arising from and relating to the acquisition, ownership, and disposition of common shares. Accordingly, a non-U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the U.S. federal income, U.S. state and local, and foreign tax consequences (including the potential application of and operation of any income tax treaties) arising from and relating to the acquisition, ownership, and disposition of common shares.

U.S. Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed

        This summary does not address the U.S. federal income tax consequences applicable to U.S. Holders that are subject to special provisions under the Code, including the following U.S. Holders: (a) U.S. Holders that are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) U.S. Holders that are financial institutions, insurance companies, real estate investment trusts, or regulated investment companies; (c) U.S. Holders that are dealers in securities or currencies or U.S. Holders that are traders in securities that elect to apply a mark-to-market accounting method; (d) U.S. Holders that have a "functional currency" other than the U.S. dollar; (e) U.S. Holders that are liable for the alternative minimum tax under the Code; (f) U.S. Holders that own common shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (g) U.S. Holders that acquired common shares in connection with the exercise of employee stock options or otherwise as compensation for services; (h) U.S. Holders that hold common shares other than as a capital asset within the meaning of Section 1221 of the Code; or (i) U.S. Holders that own (directly, indirectly, or by attribution) 10% or more of the total combined voting power of the outstanding shares of the Company. U.S. Holders that are subject to special provisions under the Code, including U.S. Holders described immediately above, should consult their own financial advisor, legal counsel or accountant regarding the U.S. federal income tax consequences arising from and relating to the acquisition, ownership, and disposition of common shares.

        If an entity that is classified as a partnership for U.S. federal income tax purposes holds common shares, the U.S. federal income tax consequences to such partnership and the partners of such partnership generally will depend on the activities of the partnership and the status of such partners. Partners of entities that are classified as partnerships for U.S. federal income tax purposes should consult their own financial advisor, legal counsel or accountant regarding the U.S. federal income tax consequences arising from and relating to the acquisition, ownership, and disposition of common shares.

Tax Consequences Other than U.S. Federal Income Tax Consequences Not Addressed

        This summary does not address the U.S. state and local, U.S. federal estate and gift, or foreign tax consequences to U.S. Holders arising from and relating to the acquisition, ownership, and disposition of common shares. Each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the U.S. state and local, U.S. federal estate and gift, and foreign tax consequences arising from and relating to the acquisition, ownership, and disposition of common shares.

U.S. Federal Income Tax Consequences of the Acquisition, Ownership, and Disposition of common shares

Distributions on Common Shares

  General Taxation of Distributions

        Subject to the "passive foreign investment company" rules discussed below, a U.S. Holder that receives a distribution, including a constructive distribution, of cash or property (other than certain distributions of shares distributed pro rata to all shareholders of the Company with respect to the common shares will be required to include the amount of such distribution in gross income as a dividend (without reduction for any Canadian income tax withheld from such distribution) to the extent of the current or accumulated "earnings and profits" of the Company. To the extent that a distribution exceeds the current and accumulated "earnings and profits" of the Company, such distribution will be treated (a) first, as a tax-free return of capital to the extent of a U.S. Holder's tax basis in the common shares and, (b) thereafter, as gain from the sale or exchange of such common shares. (See more detailed discussion at "Disposition of Common Shares" below). Dividends paid on the common shares generally will not be eligible for the "dividends received deduction."

        For taxable years beginning before January 1, 2011, a dividend paid by the Company generally will be taxed at the preferential tax rates applicable to long-term capital gains if, among certain other requirements, (a) the Company is a "qualified foreign corporation" (as defined below), (b) the U.S. Holder receiving such dividend is an individual, estate, or trust, and (c) such dividend is paid on common shares that have been held by such U.S. Holder for at least 61 days during the 121-day period beginning 60 days before the "ex-dividend date" (i.e., the first date that a purchaser of such common shares will not be entitled to receive such dividend).

        The Company generally will be a "qualified foreign corporation" under Section 1(h)(11) of the Code (a "QFC") if (a) the Company is eligible for the benefits of the Canada-U.S. Tax Treaty, or (b) the common shares are readily tradable on an established securities market in the U.S., within the meaning provided in the Code. However, even if the Company satisfies one or more of such requirements, the Company will not be treated as a QFC if the Company is a "passive foreign investment company" (as defined below) for the taxable year during which the Company pays a dividend or for the preceding taxable year. If the Company is not a QFC, a dividend paid by the Company to a U.S. Holder that is an individual, estate, or trust generally will be taxed at ordinary income tax rates (and not at the preferential tax rates applicable to long-term capital gains). The dividend rules are complex, and each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the application of such rules to its particular circumstances.

  Distributions Paid in Foreign Currency

        The amount of a distribution paid to a U.S. Holder in foreign currency generally will be equal to the U.S. dollar value of such distribution based on the exchange rate applicable on the date of receipt. A U.S. Holder that does not convert foreign currency received as a distribution into U.S. dollars on the date of receipt generally will have a tax basis in such foreign currency equal to the U.S. dollar value of such foreign currency on the date of receipt. Such a U.S. Holder generally will recognize ordinary income or loss on the subsequent sale or other taxable disposition of such foreign currency (including an exchange for U.S. dollars).

Disposition of Common Shares

        A U.S. Holder will recognize gain or loss on the sale or other taxable disposition of common shares in an amount equal to the difference, if any, between (a) the amount of cash plus the fair market value of any property received and (b) such U.S. Holder's tax basis in the common shares sold or otherwise disposed of. Subject to the "passive foreign investment company" rules discussed below, any such gain or loss generally will be capital gain or loss, which will be long-term capital gain or loss if the common shares are held for more than one year. Gain or loss recognized by a U.S. Holder on the sale or other taxable disposition of common shares generally will be treated as "U.S. source" for purposes of applying the U.S. foreign tax credit rules. (See more detailed discussion at "Foreign Tax Credit" below).

        Preferential tax rates apply to long-term capital gains of a U.S. Holder that is an individual, estate, or trust. There are currently no preferential tax rates for long-term capital gains of a U.S. Holder that is a corporation. Deductions for capital losses are subject to significant limitations under the Code.

Foreign Tax Credit

        A U.S. Holder that pays (whether directly or through withholding) Canadian income tax with respect to dividends received on the common shares generally will be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for such Canadian income tax paid. Generally, a credit will reduce a U.S. Holder's U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder's income subject to U.S. federal income tax. This election is made on a year-by-year basis and applies to all foreign taxes paid (whether directly or through withholding) by a U.S. Holder during a taxable year.

        Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. Holder's U.S. federal income tax liability that such U.S. Holder's "foreign source" taxable income bears to such U.S. Holder's worldwide taxable income. In applying this limitation, a U.S. Holder's various items of income and deduction must be classified, under complex rules, as either "foreign source" or "U.S. source." In addition, this limitation is calculated separately with respect to specific categories of income (including "passive income," "high withholding tax interest," "financial services income," "general income," and certain other categories of income). Dividends received on the common shares generally will constitute "foreign source" income and generally will be categorized as "passive income" or, in the case of certain U.S. Holders, "financial services income." However, for taxable years beginning after December 31, 2006, the foreign tax credit limitation categories are reduced to "passive category income" and "general category income" (and the other categories of income, including "financial services income," are eliminated). The foreign tax credit rules are complex, and each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the foreign tax credit rules.

Information Reporting; Backup Withholding Tax

        Payments made within the U.S., or by a U.S. payor or U.S. middleman, of dividends on, or proceeds arising from the sale or other taxable disposition of, common shares generally will be subject to information reporting and backup withholding tax, at the rate of 28%, if a U.S. Holder (a) fails to furnish such U.S. Holder's correct U.S. taxpayer identification number (generally on Form W-9), (b) furnishes an incorrect U.S. taxpayer identification number, (c) is notified by the IRS that such U.S. Holder has previously failed to properly report items subject to backup withholding tax, or (d) fails to certify, under penalty of perjury, that such U.S. Holder has furnished its correct U.S. taxpayer identification number and that the IRS has not notified such U.S. Holder that it is subject to backup withholding tax. However, U.S. Holders that are corporations generally are excluded from these information reporting and backup withholding tax rules. Any amounts withheld under the U.S. backup withholding tax rules will be allowed as a credit against a U.S. Holder's U.S. federal income tax liability, if any, or will be refunded, if such U.S. Holder furnishes required information to the IRS. Each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the information reporting and backup withholding tax rules.

Additional Rules that May Apply to U.S. Holders

        If the Company is a "passive foreign investment company" (as defined below), the preceding sections of this summary may not describe the U.S. federal income tax consequences to U.S. Holders of the acquisition, ownership, and disposition of common shares.

Passive Foreign Investment Company

  Passive Foreign Investment Company

        The Company generally will be a "passive foreign investment company" under Section 1297(a) of the Code (a "PFIC") if, for a taxable year, (a) 75% or more of the gross income of the Company for such taxable year is passive income or (b) on average, 50% or more of the assets held by the Company either produce passive income or are held for the production of passive income, based on the fair market value of such assets (or on the adjusted tax basis of such assets, if the Company is not publicly traded and either is a "controlled foreign corporation" or makes an election). "Passive income" includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions.

        For purposes of the PFIC income test and asset test described above, if the Company owns, directly or indirectly, 25% or more of the total value of the outstanding shares of another foreign corporation, the Company will be treated as if it (a) held a proportionate share of the assets of such other foreign corporation and (b) received directly a proportionate share of the income of such other foreign corporation. In addition, for purposes of the PFIC income test and asset test described above, "passive income" does not include any interest, dividends, rents, or royalties that are received or accrued by the Company from a "related person" (as defined in Section 954(d)(3) of the Code), to the extent such items are properly allocable to the income of such related person that is not passive income.

        In addition, if the Company is a PFIC and owns shares of another foreign corporation that also is a PFIC (a "subsidiary PFIC"), under certain indirect ownership rules, a disposition of the shares of such other foreign corporation or a distribution received from such other foreign corporation generally will be treated as an indirect disposition by a U.S. Holder or an indirect distribution received by a U.S. Holder, subject to the rules of Section 1291 of the Code discussed below. To the extent that gain recognized on the actual disposition by a U.S. Holder of the Company's common shares or income recognized by a U.S. Holder on an actual distribution received on the Company's common shares was previously subject to U.S. federal income tax under these indirect ownership rules, such amount generally should not be subject to U.S. federal income tax.

        Based on management's financial operating plans, the Company does not expect that it will be a PFIC for its current taxable year and for the foreseeable future. The determination of whether the Company will be a PFIC for a taxable year depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. In addition, whether the Company will be a PFIC for its current taxable year and each subsequent taxable year depends on the assets and income of the Company over the course of each such taxable year and, as a result, cannot be predicted with certainty as of the date of this Offering. Accordingly, there can be no assurance that the IRS will not challenge the determination made by the Company concerning its PFIC status or that the Company will not be a PFIC for any taxable year.

  Default PFIC Rules Under Section 1291 of the Code

        If the Company is a PFIC, the U.S. federal income tax consequences to a U.S. Holder of the acquisition, ownership, and disposition of common shares will depend on whether such U.S. Holder makes an election to treat the Company and each Subsidiary PFIC, if any, as a "qualified electing fund" or "QEF" under Section 1295 of the Code (a "QEF Election") or a mark-to-market election under Section 1296 of the Code (a "Mark-to-Market Election"). A U.S. Holder that does not make either a QEF Election or a Mark-to-Market Election will be referred to in this summary as a "Non-Electing U.S. Holder."

        A Non-Electing U.S. Holder will be subject to the rules of Section 1291 of the Code with respect to (a) any gain recognized on the sale or other taxable disposition of common shares and (b) any excess distribution received on the common shares. A distribution generally will be an "excess distribution" to the extent that such distribution (together with all other distributions received in the current taxable year) exceeds 125% of the average distributions received during the three preceding taxable years (or during a U.S. Holder's holding period for the common shares, if shorter).

        Under Section 1291 of the Code, any gain recognized on the sale or other taxable disposition of common shares, and any excess distribution received on the common shares, must be ratably allocated to each day in a Non-Electing U.S. Holder's holding period for the common shares. The amount of any such gain or excess distribution allocated to prior years of such Non-Electing U.S. Holder's holding period for the common shares (other than years prior to the first taxable year of the Company beginning after December 31, 1986 for which the Company was not a PFIC) will be subject to U.S. federal income tax at the highest tax rate applicable to ordinary income in each such prior year. A Non-Electing U.S. Holder will be required to pay interest on the resulting tax liability for each such prior year, calculated as if such tax liability had been due in each such prior year. Such a Non-Electing U.S. Holder that is not a corporation must treat any such interest paid as "personal interest," which is not deductible. The amount of any such gain or excess distribution allocated to the current year of such Non-Electing U.S. Holder's holding period for the common shares will be treated as ordinary income in the current year, and no interest charge will be incurred with respect to the resulting tax liability for the current year.

        If the Company is a PFIC for any taxable year during which a Non-Electing U.S. Holder holds common shares, the Company will continue to be treated as a PFIC with respect to such Non-Electing U.S. Holder, regardless of whether the Company ceases to be a PFIC in one or more subsequent taxable years. A Non-Electing U.S. Holder may terminate this deemed PFIC status by electing to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed above) as if such common shares were sold on the last day of the last taxable year for which the Company was a PFIC.

  QEF Election

        The procedure for making a QEF Election, and the U.S. federal income tax consequences of making a QEF Election, will depend on whether such QEF Election is timely. A QEF Election generally will be "timely" if it is made for the first year in a U.S. Holder's holding period for the common shares in which the Company is a PFIC. In this case, a U.S. Holder may make a timely QEF Election by filing the appropriate QEF Election documents with such U.S. Holder's U.S. federal income tax return for such first year in respect of the Company and each Subsidiary PFIC, if any. However, if the Company was a PFIC in a prior year in a U.S. Holder's holding period for the common shares, then in order to be treated as making a "timely" QEF Election, such U.S. Holder must elect to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed above) as if the common shares were sold on the qualification date for an amount equal to the fair market value of the common shares on the qualification date. The "qualification date" is the first day of the first taxable year in which the Company was a QEF with respect to such U.S. Holder. In addition, under very limited circumstances, a U.S. Holder may make a retroactive QEF Election if such U.S. Holder failed to file the QEF Election documents in a timely manner.

        A QEF Election will apply to the taxable year for which such QEF Election is made and to all subsequent taxable years, unless such QEF Election is invalidated or terminated or the IRS consents to revocation of such QEF Election. If a U.S. Holder makes a QEF Election and, in a subsequent taxable year, the Company ceases to be a PFIC, the QEF Election will remain in effect (although it will not be applicable) during those taxable years in which the Company is not a PFIC. Accordingly, if the Company becomes a PFIC in another subsequent taxable year, the QEF Election will be effective and the U.S. Holder will be subject to the QEF rules described above during any such subsequent taxable year in which the Company qualifies as a PFIC. In addition, the QEF Election will remain in effect (although it will not be applicable) with respect to a U.S. Holder even after such U.S. Holder disposes of all of such U.S. Holder's direct and indirect interest in the common shares. Accordingly, if such U.S. Holder reacquires an interest in the Company, such U.S. Holder will be subject to the QEF rules described above for each taxable year in which the Company is a PFIC.

        A U.S. Holder that makes a timely QEF Election generally will not be subject to the rules of Section 1291 of the Code discussed above. For example, a U.S. Holder that makes a timely QEF Election generally will recognize capital gain or loss on the sale or other taxable disposition of common shares.

        However, for each taxable year in which the Company is a PFIC, a U.S. Holder that makes a QEF Election will be subject to U.S. federal income tax on such U.S. Holder's pro rata share of (a) the net capital gain of the Company and each Subsidiary PFIC, which will be taxed as long-term capital gain to such U.S. Holder, and (b) and the ordinary earnings of the Company and each Subsidiary PFIC, which will be taxed as ordinary income to such U.S. Holder. Generally, "net capital gain" is the excess of (a) net long-term capital gain over (b) net short-term capital loss, and "ordinary earnings" are the excess of (a) "earnings and profits" over (b) net capital gain. A U.S. Holder that makes a QEF Election will be subject to U.S. federal income tax on such amounts for each taxable year in which the Company is a PFIC, regardless of whether such amounts are actually distributed to such U.S. Holder by the Company. However, a U.S. Holder that makes a QEF Election may, subject to certain limitations, elect to defer payment of current U.S. federal income tax on such amounts, subject to an interest charge. If such U.S. Holder is not a corporation, any such interest paid will be treated as "personal interest," which is not deductible.

        A U.S. Holder that makes a QEF Election generally (a) may receive a tax-free distribution from the Company to the extent that such distribution represents "earnings and profits" of the Company that were previously included in income by the U.S. Holder because of such QEF Election and (b) will adjust such U.S. Holder's tax basis in the common shares to reflect the amount included in income or allowed as a tax-free distribution because of such QEF Election.

        The Company will make available to U.S. Holders, upon their request, timely and accurate information as to its status as a PFIC and will use commercially reasonable efforts to provide to a purchaser acquiring common shares pursuant to this Offering that is a U.S. Holder all information that a U.S. Holder making a QEF Election with respect to the Company and any Subsidiary PFIC is required to obtain for U.S. federal income tax purposes.

  Mark-to-Market Election

        A U.S. Holder may make a Mark-to-Market Election only if the common shares are marketable stock. The common shares generally will be "marketable stock" if the common shares are regularly traded on a qualified exchange or other market. For this purpose, a "qualified exchange or other market" includes (a) a national securities exchange that is registered with the Securities and Exchange Commission, (b) the national market system established pursuant to section 11A of the Securities and Exchange Act of 1934, or (c) a foreign securities exchange that is regulated or supervised by a governmental authority of the country in which the market is located, provided that (i) such foreign exchange has trading volume, listing, financial disclosure, surveillance, and other requirements designed to prevent fraudulent and manipulative acts and practices, remove impediments to and perfect the mechanism of a free, open, fair, and orderly market, and protect investors (and the laws of the country in which the foreign exchange is located and the rules of the foreign exchange ensure that such requirements are actually enforced) and (ii) the rules of such foreign exchange effectively promote active trading of listed stocks. If the common shares are traded on such a qualified exchange or other market, the common shares generally will be "regularly traded" for any calendar year during which the common shares are traded, other than in de minimis quantities, on at least 15 days during each calendar quarter.

        A Mark-to-Market Election applies to the taxable year in which such Mark-to-Market Election is made and to each subsequent taxable year, unless the common shares cease to be "marketable stock" or the IRS consents to revocation of such election. Each U.S. Holder should consult its own tax advisor regarding the availability of, and procedure for making, a Mark-to-Market Election.

        A U.S. Holder that makes a Mark-to-Market Election generally will not be subject to the rules of Section 1291 of the Code discussed above. However, if a U.S. Holder makes a Mark-to-Market Election after the beginning of such U.S. Holder's holding period for the common shares and such U.S. Holder has not made a timely QEF Election, the rules of Section 1291 of the Code discussed above will apply to certain dispositions of, and distributions on, the common shares.

        A U.S. Holder that makes a Mark-to-Market Election will include in ordinary income, for each taxable year in which the Company is a PFIC, an amount equal to the excess, if any, of (a) the fair market value of the common shares as of the close of such taxable year over (b) such U.S. Holder's adjusted tax basis in such common shares. A U.S. Holder that makes a Mark-to-Market Election will be allowed a deduction in an amount equal to the lesser of (a) the excess, if any, of (i) such U.S. Holder's adjusted tax basis in the common shares over (ii) the fair market value of such common shares as of the close of such taxable year or (b) the excess, if any, of (i) the amount included in ordinary income because of such Mark-to-Market Election for prior taxable years over (ii) the amount allowed as a deduction because of such Mark-to-Market Election for prior taxable years.

        A U.S. Holder that makes a Mark-to-Market Election generally will adjust such U.S. Holder's tax basis in the common shares to reflect the amount included in gross income or allowed as a deduction because of such Mark-to-Market Election. In addition, upon a sale or other taxable disposition of common shares, a U.S. Holder that makes a Mark-to-Market Election will recognize ordinary income or loss (not to exceed the excess, if any, of (a) the amount included in ordinary income because of such Mark-to-Market Election for prior taxable years over (b) the amount allowed as a deduction because of such Mark-to-Market Election for prior taxable years).

        Although a U.S. Holder may be eligible to make a Mark-to-Market Election with respect to the common shares, no such election may be made with respect to the shares of any Subsidiary PFIC that such U.S. Holder is treated as owning because such stock is not marketable. Hence, the Mark-to-Market Election will not be effective to eliminate the interest charge described above.

  Other PFIC Rules

        Under Section 1291(f) of the Code, the IRS has issued proposed Treasury Regulations that, subject to certain exceptions, would cause a U.S. Holder that had not made a timely QEF Election to recognize gain (but not loss) upon certain transfers of common shares that would otherwise be tax-deferred (such as gifts and exchanges pursuant to tax-deferred reorganizations under Section 368 of the Code). However, the specific

U.S. federal income tax consequences to a U.S. Holder may vary based on the manner in which common shares are transferred.

        Certain additional adverse rules will apply with respect to a U.S. Holder if the Company is a PFIC, regardless of whether such U.S. Holder makes a QEF Election. For example under Section 1298(b)(6) of the Code, a U.S. Holder that uses common shares as security for a loan will, except as may be provided in Treasury Regulations, be treated as having made a taxable disposition of such common shares.

        Special rules also apply to the amount of foreign tax credits that a U.S. Holder may claim on a distribution from a PFIC.

        The PFIC rules are complex, and each U.S. Holder should consult its own tax advisor regarding the PFIC rules and how the PFIC rules may affect the U.S. federal income tax consequences of the acquisition, ownership, and disposition of common shares.

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

        In the opinion of Fasken Martineau DuMoulin LLP, counsel to the Company, and Stikeman Elliott LLP, counsel to the Underwriters, the following is, as of the date hereof, a summary of the principal Canadian federal income tax considerations generally applicable to the acquisition, holding and disposition of common shares by a purchaser who acquires common shares pursuant to this prospectus. This summary is applicable to a purchaser of common shares who, at all relevant times, for the purposes of the Income Tax Act (Canada) (the "Tax Act"), deals at arm's length with the Company and the Underwriters and is not affiliated with the Company or an Underwriter, and holds common shares as capital property (a "Shareholder"). Generally, the common shares will be considered to be capital property to a purchaser provided that the purchaser does not hold such common shares in the course of carrying on a business of buying and selling securities and has not acquired them in one or more transactions considered to be an adventure in the nature of trade. Common shares acquired by certain "financial institutions" (as defined in section 142.2 of the Tax Act) will generally not be held as capital property by such holders and will be subject to special "mark-to-market" rules contained in the tax act. This summary does not take into account these special rules and holders to which these special rules may be relevant should consult their own tax advisors.

        This summary is based on the current provisions of the Tax Act and the regulations thereunder and counsels' understanding of the current administrative policies and assessing practices of the Canada Revenue Agency (the "CRA") made publicly available prior to the date hereof. It also takes into account all specific proposals to amend the Tax Act and regulations thereunder publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof. This summary does not otherwise take into account or anticipate any changes in law or in the administrative policies or assessing practices of the CRA, whether by legislative, governmental or judicial action or decision, nor does it take into account other federal or any provincial or foreign income tax legislation or considerations. There is no assurance that the proposed amendments will be enacted in the form proposed or at all.

        This summary is of a general nature only and is not intended to be legal or tax advice to any particular investor. Investors should consult their own tax advisors for advice with respect to the tax consequences of an investment in common shares, based on their particular circumstances.

Shareholders Resident in Canada

        The following discussion applies to a Shareholder who, at all relevant times, for the purposes of the Tax Act, is resident or is deemed to be resident in Canada (a "resident Shareholder"). Certain resident Shareholders who might not otherwise be considered to hold their common shares as capital property may, in certain circumstances, be entitled to make an irrevocable election permitted by subsection 39(4) of the Tax Act to have the common shares and every other "Canadian security" (as defined in the Tax Act), owned by such resident shareholder in the taxation year of the election and in all subsequent taxation years deemed to be capital property

Taxation of Dividends on common shares

        Dividends (including deemed dividends) received on the common shares by a resident Shareholder who is an individual (other than by certain trusts) will be included in the individual's income and will generally be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received from taxable Canadian corporations. A dividend will be eligible for the enhanced gross-up and dividend tax credit if the recipient receives written notice from the company designating the dividend as an "eligible dividend" within the meaning of the Tax Act. Taxable dividends received by an individual (and certain trusts) may give rise to alternative minimum tax under the Tax Act, depending on the individual's circumstances.

        Dividends (including deemed dividends) received on the common shares by a resident Shareholder that is a corporation will be included in computing the corporation's income and will generally be deductible in computing the corporation's taxable income.

        A resident Shareholder that is a "private corporation", as defined in the Tax Act, or any other corporation controlled by or for the benefit of an individual (other than a trust) or a related group of individuals (other than trusts), will generally be liable to pay a 33 1/3% refundable tax under Part IV of the Tax Act on dividends received (or deemed to be received) on the common shares to the extent such dividends are deductible in computing its taxable income.

Disposition of common shares

        A resident Shareholder who disposes of or is deemed to dispose of common shares will generally realize a capital gain (or sustain a capital loss) to the extent that the resident Shareholder's proceeds of disposition, net of any costs of disposition, exceed (or are less than) the adjusted cost base of such shares to the resident Shareholder. If the resident Shareholder is a corporation, any capital loss arising on a disposition of a share may in certain circumstances be reduced by the amount of any dividends, including deemed dividends, which have been received on the share. Analogous rules may apply to a partnership or trust of which a corporation, partnership or trust is a member or beneficiary.

        Generally, one-half of any capital gain realized by a resident Shareholder in a taxation year will be included in computing the resident Shareholder's income for such year (a "taxable capital gain"), and one-half of any capital loss realized by a resident Shareholder in a taxation year (an "allowable capital loss") may be deducted from the resident Shareholder's taxable capital gains realized in that year in accordance with the rules in the Tax Act. Allowable capital losses in excess of taxable capital gains may be carried back three years or carried forward and deducted in a subsequent year against taxable capital gains realized in such years in accordance with the rules in the Tax Act. Capital gains realized by an individual (and certain trusts) will be relevant in computing possible liability for the alternative minimum tax.

        Corporations that are "Canadian-controlled private corporations" as defined in the Tax Act may be subject to an additional refundable 6 2/3% tax on their "aggregate investment income" (which is defined in the Tax Act to include an amount in respect of taxable capital gains but not dividends or deemed dividends deductible in computing taxable income).

Shareholders Not Resident in Canada

        The following discussion applies to a Shareholder who at all relevant times for purposes of the Tax Act and any applicable income tax treaty or convention, is neither resident nor deemed to be resident in Canada, does not and is not deemed to use or hold the common shares in carrying on a business in Canada, and does not hold common shares as part of the business property of a permanent establishment in Canada or in connection with a fixed base in Canada (a "non-resident Shareholder"). In addition, this discussion does not apply to an insurer who carries on business in Canada and elsewhere or an authorized foreign bank (as defined in the Tax Act).

Dividends

        Dividends paid or credited or deemed to be paid or credited on the common shares to a non-resident Shareholder will be subject to a Canadian non-resident withholding tax at a rate of 25%. Such non-resident withholding tax may be reduced by virtue of the provisions of an income tax treaty or convention between Canada and the country of which the non-resident Shareholder is a resident.

Disposition of common shares

        A non-resident Shareholder will not be subject to tax under the Tax Act in respect of any capital gain realized by such shareholder on a disposition of common shares unless the common shares constitute "taxable

Canadian property" (as defined in the Tax Act) of the non-resident Shareholder at the time of disposition and the non-resident shareholder is not entitled to relief under an applicable income tax treaty or convention. As long as the common shares are listed on a prescribed stock exchange for the purposes of the Tax Act (which currently includes the TSX) at the time of disposition, the common shares generally will not constitute taxable Canadian property of a non-resident Shareholder, unless at any time during the 60-month period immediately preceding the disposition, the non-resident Shareholder, persons with whom the non-resident Shareholder did not deal at arm's length, or the non-resident Shareholder together with all such persons, owned 25% or more of the issued shares of any class or series of shares of the capital stock of the Company. A non-resident Shareholder will not be required to obtain a certificate from the Canadian tax authorities pursuant to the provisions of section 116 of the Tax Act in connection with a disposition of common shares if the common shares are listed on a prescribed stock exchange for the purposes of the Tax Act at the time of their disposition.

USE OF PROCEEDS

        The gross proceeds to be received by Gammon Lake from the sale of the Purchased Shares will be $200,000,000. The payment of the Underwriters' fee of $8,000,000 together with expenses of the Offering estimated at $1,000,000 will be paid from the general funds of the Company. The Company proposes to use the net proceeds from the sale of the Purchased Shares as follows:

Repayment of Indebtedness(1)	$133,717,694
General Corporate Purposes	$58,282,306

Total	$192,000,000

(1)
On October 14, 2005 the Company obtained a credit facility with the Bank of Nova Scotia and Societe Generale (arranged by Scotia Capital Inc.). The facility, as amended, is secured and consists of a two-year revolving facility and a three year non-revolving facility. Interest is payable at an annual rate equal to the Prime Rate plus 1.25% or in the case of US dollar advances, LIBOR + 2.25%. See "General Development of the Business — Three Year History" in the Annual Information Form. As at April 9, 2007 the Company had drawn down approximately US$120,000,000 on the facility in order to fund capital costs incurred in the development of the Ocampo Project.

        If the Over-Allotment Option is exercised in full, an aggregate 1,500,000 Over-Allotment Shares will be issued and the gross proceeds thereof will be $30,000,000. The Company intends to use the net additional funds of $28,800,000 (after payment of applicable Underwriting fees) for general corporate purposes.

        Pending the uses described above, the Company intends to invest the net proceeds from this Offering in commercial or bank paper with terms of less than three months. The actual amount that the Company spends in connection with each of the intended use of proceeds may vary significantly from the amounts specified above, and will depend on a number of factors, including those listed under "Risk Factors".

PLAN OF DISTRIBUTION

The Offering

        Pursuant to an amended and restated underwriting agreement dated April 9, 2007, (the "Underwriting Agreement") between the Company and the Underwriters, the Company has agreed to issue and sell and the Underwriters have agreed to purchase, on or about April 24, 2007, or on such other date as may be agreed by the Company and the Underwriters, but not later than May 1, 2007, subject to compliance with all necessary legal requirements and to the terms and conditions contained in the Underwriting Agreement, the Purchased Shares at a price of $20.00 per Purchased Share for aggregate gross proceeds of $200,000,000, payable in cash to the Company against delivery of certificates representing the Purchased Shares. The obligations of the Underwriters under the Underwriting Agreement may be terminated upon the occurrence of certain stated events. The Underwriting Agreement provides that the obligations of the Underwriters to purchase the Purchased Shares are subject to approval of legal matters by counsel and to other conditions. The Underwriters are, however, obligated to take up and pay for all of the Purchased Shares if any of the Purchased Shares are purchased under the Underwriting Agreement. The offering price of the Purchased Shares offered hereby has been determined by negotiation between the Company and the Underwriters.

        The Company has granted the Underwriters an Over-Allotment Option, which entitles the Underwriters to acquire at any time up to 30 days following the closing of the Offering at the issue price hereunder, up to an additional 1,500,000 Over-Allotment Shares. If the Over-Allotment Option is exercised in full, the total price to the public, Underwriters' fee and net proceeds (before deducting expenses of the Offering) to the Company will be $230,000,000, $9,200,000 and $220,800,000, respectively. This short form prospectus also qualifies the grant of the Over-Allotment Option and the distribution of the Over-Allotment Shares upon exercise of the Over-Allotment Option.

        Pursuant to the Underwriting Agreement, Gammon Lake appointed the Underwriters to offer the Offered Shares to the public in all of the provinces of Canada. In consideration for the services to be performed by the Underwriters, Gammon Lake has agreed to pay to the Underwriters a fee equal to $0.80 for each Offered Share purchased by the Underwriters. The Company has also agreed to reimburse the Underwriters for their expenses incurred in connection with the Offering, including the fees of their Canadian and United States legal counsel. All fees and expenses payable to the Underwriters will be paid on account of services rendered in connection with the Offering and will be paid from the gross proceeds thereof.

        The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the U.S. Securities Act of 1933, as amended, and Canadian securities legislation in certain circumstances, or to contribute to payments the Underwriters may be required to make because of such liabilities.

        This Offering is being made concurrently in Canada and the United States pursuant to the multi-jurisdictional disclosure system implemented by the Commissions and the United States. The Offered Shares will be offered in Canada and the United States through the Underwriters directly or through their U.S. or Canadian broker-dealer affiliates registered in each jurisdiction, as applicable. Subject to applicable law, the Underwriters may offer the Offered Shares outside of Canada and the United States.

        The Underwriters reserve the right to offer selling group participation, in the normal course of the brokerage business, to selling groups of other licensed broker-dealers, brokers or investment dealers, who may or may not be offered part of the Underwriters' fee.

        The Underwriters propose to offer the Purchased Shares initially at the public offering price set forth on the cover page of this short form prospectus. After the Underwriters have made reasonable efforts to sell all the Purchased Shares by this short form prospectus at such price, the offering price may be decreased, and further changed from time to time to an amount not greater than the offering price specified herein.

        Pursuant to rules and policies of certain Commissions, the Underwriters may not, throughout the period of distribution under the Offering, bid for or purchase common shares for their own accounts or for accounts over which they exercise control or direction. The foregoing restriction is subject to certain exceptions, on the condition that the bid or purchase not be engaged in for the purpose of creating actual or apparent active trading in, or raising the price of, the common shares. These exceptions include a bid or purchase permitted under the Universal Market Integrity Rules for Canadian Marketplaces administered by Market Regulation Services Inc. relating to market stabilization and passive market making activities, and a bid or purchase made for or on behalf of a customer where the order was not solicited during the period of distribution. Subject to the foregoing, the Underwriters may over-allot or effect transactions which stabilize or maintain the market price of the common shares at levels other than those which otherwise might prevail on the open market. Such transactions, if commenced, may be discontinued at any time.

        The rules of the SEC may limit the ability of the Underwriters to bid for or purchase common shares before the distribution of common shares under the Offering is completed. However, the Underwriters may engage in the following activities in accordance with these rules:

  •
  Stabilizing transactions permit bids to purchase common shares so long as the stabilizing bids do not exceed a specified maximum;

  •
  Over-allotment transactions involve sales by the Underwriters of common shares in excess of the number of common shares the Underwriters are obligated to purchase, which creates a syndicate short position. The Underwriters may close out any short position by purchasing common shares in the open market; and

  •
  Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common shares originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of preventing or mitigating a decline in the market price of the common shares, and may cause the price of the common shares to be higher than would otherwise exist in the open market absent such stabilizing activities. As a result, the price of the common shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the AMEX, the TSX or otherwise and, if commenced, may be discontinued at any time.

        The Company will apply to list the Offered Shares on the TSX and AMEX. Listing will be subject to the fulfillment of all the listing requirements of the TSX and AMEX.

Additional Issuances

        The Company will not, without the prior written consent of the Underwriters, issue, authorize or agree to issue or approve for issuance any common shares or any securities convertible into or exchangeable for or exercisable to acquire common shares for the period commencing on April 9, 2007 and concluding 90 days following the closing of the Offering, except in conjunction with the grant or exercise of stock options and other similar issuances pursuant to the share incentive plan of the Company and other share compensation arrangements including those contained in employment agreements with officers of the Company.

Offering in the United States

        The Company filed a registration statement on Form F-10 with the SEC pursuant to the multi-jurisdictional disclosure system to register the offering of the common shares in the United States. It is a condition of closing of the Offering that such registration statement will have been declared effective by the SEC.

RELATIONSHIP BETWEEN THE COMPANY AND CERTAIN UNDERWRITERS

        Scotia Capital Inc. is a wholly owned subsidiary of a Canadian chartered bank that is a lender to the Company under the Company's current credit facility. Consequently, the Company may be considered to be a connected issuer of Scotia Capital Inc. under applicable securities legislation.

        The credit facility is described under "General Development of the Business — Three Year History" in the Annual Information Form. As at April 9, 2007 the Company had drawn down approximately US$120,000,000 on the facility in order to fund capital costs incurred in the development of the Ocampo Project. The facility is secured by a general personal property security interest in all of the personal property of the Company and Mexgold Resources Inc., a charge on the shares of the Company's subsidiaries, moveable hypothecs on the Company's property, a collateral bond, guarantees from the Company's principal subsidiaries Mexgold Resources Inc. and Gammon Lake Resources (Barbados) Inc. and a debenture from Gammon Lake Resources (Barbados) Inc. The Company is in material compliance with all material terms of the agreements governing the facility. The credit facility agreement was amended on March 29, 2007 to cure a technical breach of covenants regarding fixed charge ratios at March 31, 2006, but the lender has not waived any material breach by the Company of those agreements since the facility was established. Neither the financial position of the Company nor the value of the security under facility has changed substantially and adversely since the indebtedness under the facility was incurred.

        The decision to distribute the Purchased Shares and the determination of the terms of the distribution were made solely through negotiations among the Company and the Underwriters. None of the lenders under the credit facility had any involvement in such decision or determination, but have been advised of the issuance and the terms thereof.

        It is expected that $133,717,694 of the proceeds of the Offering will be applied to pay down the amounts owing under the credit facility. As a consequence of the offering, Scotia Capital Inc. will receive its respective share of the Underwriters' fee. See "Plan of Distribution" and "Use of Proceeds".

DESCRIPTION OF SECURITIES BEING DISTRIBUTED

        The Company's authorized capital consists of an unlimited number of common shares without nominal or par value, an unlimited number of Class A preferred shares and an unlimited number of Class B preferred shares. A total of 105,094,466 common shares were issued and outstanding as at March 30, 2007. There are no Class A or Class B preferred shares currently outstanding.

        Each common share ranks equally with all other common shares with respect to dissolution, liquidation or winding-up of the Company and payment of dividends. The holders of common shares are entitled to one vote for each share of record on all matters to be voted on by such holders and are entitled to receive pro rata such dividends as may be declared by the board of directors of the Company out of funds legally available therefor and to receive pro rata the remaining property of the Company on dissolution. The holders of common shares have no pre-emptive or conversion rights. The rights attaching to the common shares can only be modified by the affirmative vote of at least two-thirds of the votes cast at a meeting of shareholders called for that purpose.

LEGAL MATTERS

        Certain Canadian legal matters in connection with these Offering will be passed upon by Fasken Martineau DuMoulin LLP on behalf of the Company and by Stikeman Elliott LLP on behalf of the Underwriters. Certain U.S. legal matters in connection with the Offering will be passed upon by Dorsey & Whitney LLP on behalf of the Company and by White & Case LLP on behalf of the Underwriters. As of the date hereof, to the Company's knowledge, the partners and associates of such firms beneficially own, directly or indirectly, less than one percent of the securities of the Company.

EXPERTS

        Information of a scientific or technical nature relating to the Ocampo Project contained in this short form prospectus or contained in other documents incorporated by reference into this short form prospectus is based upon an independent technical report dated January 2006 prepared by Mintec Inc. or a feasibility study dated November 29, 2004 prepared by Kappes, Cassaday & Associates.

        Technical information relating to the El Cubo Project contained in this short form prospectus or contained in other documents incorporated by reference is based upon an independent technical report dated May 31, 2006 prepared by Glenn R. Clark & Associates and L.R. Kilpatrick Associates Inc.

        Technical information relating to the Guadalupe y Calvo property contained in this short form prospectus or contained in other documents incorporated by reference is based upon an independent technical report dated November 25, 2002 prepared by Pincock, Allen & Holt.

        None of the above-noted persons or companies hold a registered or beneficial interest, direct or indirect, in any securities or other property of the Company and its associates and affiliates.

        No expert named in this section and no director, officer or employee of such experts is or is expected to be elected, appointed or employed as a director, officer or employee of the Company or of any associate or affiliate of the Company.

AUDITORS, TRANSFER AGENT AND REGISTRAR

        The Company's current auditor is KPMG LLP, Chartered Accountants, at its principal office in the City of Halifax, Nova Scotia. Prior to November 4, 2005 the Company's auditor was Grant Thornton LLP, Chartered Accountants at its principal office in the City of Halifax, Nova Scotia. The auditor of Mexgold Resources Inc. was, prior to its acquisition by Gammon Lake in August 2006, McGovern, Hurley, Cunningham, LLP, Chartered Accountants at its principal office in the City of Toronto, Ontario. KPMG LLP and McGovern, Hurley, Cunningham, LLP have each advised the Company that it is independent of the Company within the rules of professional conduct of the Institute of Chartered Accountants of Nova Scotia or Ontario, as applicable. Grant Thornton LLP has advised the Company that it was, at the time of issuance of its audit report on September 10, 2005, independent of the Company within the rules of professional conduct of the Institute of Chartered Accountants of Nova Scotia. Grant Thornton LLP has also advised the Company that it is no longer independent of the Company.

        The transfer agent and registrar for the common shares is Computershare Investor Services Inc. at its principal offices in the City of Montreal, Quebec.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

        The following documents have been or will be filed with the SEC as part of the registration statement of which this prospectus forms a part: (i) the documents referred to under the heading "Documents Incorporated by Reference"; (ii) the Underwriting Agreement; (iii) consent of Fasken Martineau DuMoulin LLP; (iv) consent of Dorsey & Whitney LLP; (v) consent of Stikeman Elliott LLP; (vi) consents of KPMG LLP; (vii) consent of Grant Thornton LLP; (viii) consent of McGovern Hurley Cunningham LLP; (ix) consent of Kappes, Cassiday & Associates; (x) consent of Mintec, Inc.; (xi) consent of Leonard R. Kilpatrick; (xii) consent of Pincock, Allen & Holt; (xiii) consent of Glenn R. Clark & Associates; and (xiv) powers of attorney from directors and officers of Gammon Lake.

ADDITIONAL INFORMATION

        The Company has filed with the SEC a registration statement on Form F-10 relating to the Common Shares. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement, certain items of which are contained in the exhibits to the registration statement as permitted by the rules and regulations of the SEC. Statements included or incorporated by reference in this prospectus about the contents of any contract, agreement or other documents referred to are not necessarily complete, and in each instance you should refer to the exhibits for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

        The Company is subject to the information requirements of the U.S. Securities Exchange Act of 1934 (the "U.S. Exchange Act") and applicable Canadian securities legislation, and in accordance therewith files reports and other information with the SEC and with the securities regulators in Canada. Under a multi-jurisdictional disclosure system adopted by the United States, documents and other information that the Company files with the SEC may be prepared in accordance with the disclosure requirements of Canada, which are different from those of the United States. As a foreign private issuer, the Company is exempt from the rules under the U.S. Exchange Act prescribing the furnishing and content of proxy statements, and its officers, directors and principal shareholders are exempt from the reporting and shortswing profit recovery provisions contained in Section 16 of the U.S. Exchange Act. In addition, the Company is not required to publish financial statements as promptly as U.S. companies.

        You may read and copy any document that the Company has filed with the SEC at the SEC's public reference rooms in Washington, D.C. and Chicago, Illinois. You may also obtain copies of those documents from the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549 by paying a fee. You should call the SEC at 1-800-SEC-0330 or access its website at www.sec.gov for further information about the public reference rooms. You may read and download some of the documents the Company has filed with the SEC's Electronic Data Gathering and Retrieval system at www.sec.gov. You may read and download any public document that the Company has filed with the Canadian securities regulatory authorities at www.sedar.com.

ENFORCEABILITY OF CIVIL LIABILITIES

        The Company is a corporation existing under the Companies Act (Quebec). Many of the Company's directors and officers, and some of the experts named in this prospectus, are residents of Canada or otherwise reside outside the United States, and all or a substantial portion of their assets, and a substantial portion of the Company's assets, are located outside the United States. The Company has appointed an agent for service of process in the United States, but it may be difficult for holders of Common Shares who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for holders of Common Shares who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon the Company's civil liability and the civil liability of its directors, officers and experts under the United States federal securities laws. The Company has been advised by its Canadian counsel, Fasken Martineau DuMoulin LLP, that a judgment of a United States court predicated solely upon civil liability under United States federal securities laws would probably be enforceable in Canada if the United States court in which the judgment was obtained has a basis for jurisdiction in the matter that would be recognized by a Canadian court for the same purposes. The Company has also been advised by Fasken Martineau DuMoulin LLP, however, that there is substantial doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon United States federal securities laws.

        The Company filed with the SEC, concurrently with its registration statement on Form F-10 of which this prospectus is a part, an appointment of agent for service of process on Form F-X. Under the Form F-X, the Company appointed DL Services, Inc. as its agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving the Company in a United States court arising out of or related to or concerning the offering of the Common Shares under this prospectus.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO
OFFEREES OR PURCHASERS

INDEMNIFICATION

        The laws of Quebec and the Registrant's Articles permit indemnification of its directors and officers against certain liabilities, which would include liabilities arising under the Securities Act of 1933, as amended.

        Sections 123.87, 123.88 and 123.89 of the Companies Act (Quebec), as amended, provide as follows:

        123.87 [Defense] A company shall assume the defense of its mandatary prosecuted by a third person for an act done in the exercise of his duties and shall pay damages, if any, resulting from that act, unless the mandatary has committed a grievous offence or a personal offence separable from the exercise of his duties.

        [Criminal Proceedings] However, in a penal or criminal proceeding the company shall assume only the payment of the expenses of its mandatary if he had reasonable grounds to believe that his conduct was in conformity with the law, or the payment of the expenses of its mandatary if he has been freed or acquitted.

        123.88 [Expense] A company shall assume the expenses of its mandatary if, having prosecuted him for an act done in the exercise of his duties, it loses its case and the court so decides.

        [Expenses] If the company wins its case only in part, the court may determine the amount of the expenses it shall assume.

        123.89 [Obligations] A company shall assume the obligations contemplated in sections 123.87 and 123.88 in respect of any person who acted at its request as director for a legal person of which it is a shareholder or creditor.

        The Bylaws of the Registrant provide that, subject to the limitations contained in the QCA, the Registrant shall indemnify a director or officer, a former director or officer, or a person who acts or acted at the Registrant's request as a director or officer of a body corporate of which the Registrant is or was a shareholder or creditor and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Corporation or such body corporate, if:

  (a)
  he acted honestly and in good faith with a view to the best interests of the Registrant; and

  (b)
  in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXHIBITS

        The exhibits to this Registration Statement are listed in the exhibit index which appears elsewhere herein.

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.    Undertaking

        The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2.    Consent to Service of Process

        Concurrently with the filing of the Registration Statement on Form F-10, the Registrant is filing with the Commission a written irrevocable consent and power of attorney on Form F-X. Any change to the name or address of the agent for service of the Registrant shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of the relevant registration statement.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Halifax, Nova Scotia, Canada, on April 10, 2007.

GAMMON LAKE RESOURCES INC.

By:	/s/ Russell Barwick Russell Barwick Chief Executive Officer and Director

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Russell Barwick Russell Barwick	Chief Executive Officer and Director (principal executive officer)	April 10, 2007

/s/ Colin P. Sutherland Colin P. Sutherland	Chief Financial Officer and Director (principal financial officer and principal accounting officer)	April 10, 2007

* Fred George	President and Chairman of the Board of Directors	April 10, 2007

Signature	Title	Date

* Alejandro Caraveo Vallina	Director	April 10, 2007

* Dale M. Hendrick	Director	April 10, 2007

* Kent L. Noseworthy	Director	April 10, 2007

* Frank Conte	Director	April 10, 2007

* Canek Rangel	Director	April 10, 2007
* By:	/s/ Colin Sutherland Colin Sutherland	Attorney-in-fact	April 10, 2007

AUTHORIZED REPRESENTATIVE

        Pursuant to the requirements of Section 6(a) of the Securities Act, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of Gammon Lake Resources Inc. in the United States on April 10, 2007.

/s/ Martin Pomerance Martin Pomerance

EXHIBIT INDEX

Exhibit	Description
4.1	Annual Information Form of the Registrant dated March 29, 2007 (incorporated by reference to the Registrant's Annual Report on Form 40-F for the fiscal year ended December 31, 2006, filed with the Commission on April 3, 2007)
4.2
Audited comparative financial statements of the Registrant for the year ended December 31, 2006 together with the auditors' report thereon and the comments by auditors for U.S. readers on Canada-U.S. reporting differences (incorporated by reference to the Registrant's Annual Report on Form 40-F for the fiscal year ended December 31, 2006, filed with the Commission on April 3, 2007)
4.3
Management's Discussion and Analysis of Financial Condition and Results of Operations for the financial year ended December 31, 2006 (incorporated by reference to the Registrant's Annual Report on Form 40-F for the fiscal year ended December 31, 2006, filed with the Commission on April 3, 2007).
4.4
Reconciliation to U.S. GAAP of the Registrant's audited consolidated financial statements as at December 31, 2006 and 2005 and July 31, 2005 and for the years ended December 31, 2006, for the five months ended December 31, 2005 and the year ended July 31, 2005 (incorporated by reference from the Registrant's Annual report on Form 40-F for the fiscal year ended December 31, 2006, filed with the Commission on April 3, 2007)
4.5
Audited comparative restated financial statements of the Registrant for the five month period ended December 31, 2005 together with the auditors' report thereon, including a U.S. GAAP reconciliation (incorporated by reference to the Registrant's Annual Report on Form 40-F for the five month period ended December 31, 2005, filed with the Commission on April 3, 2007)
4.6
Management's Discussion and Analysis of Financial Condition and Results of Operations for the five month period ended December 31, 2005 (incorporated by reference to the Registrant's Annual Report on Form 40-F for the five month period ended December 31, 2005, filed with the Commission on March 31, 2006)
4.7
Audited comparative financial statements of the Registrant for the fiscal year ended July 31, 2005 together with the auditors' report thereon, including a U.S. GAAP reconciliation (incorporated by reference to the Registrant's Annual Report on Form 40-F for the year ended July 31, 2005, filed with the Commission on October 28, 2005)
4.8
Management's Discussion and Analysis of Financial Condition and Results of Operations for the fiscal year ended July 31, 2005 (incorporated by reference to the Registrant's Annual Report on Form 40-F for the year ended July 31, 2005, filed with the Commission on October 28, 2005)
4.9
Management proxy circular of the Registrant dated April 13, 2006 relating to the annual and special general meeting of the shareholders of the Registrant held on May 10, 2006 (incorporated by reference from the Registrant's Form 6-K furnished to the Commission on April 13, 2006)
4.10	Business acquisition report dated October 20, 2006 (incorporated by reference from the Registrant's Form 6-K furnished to the Commission on October 23, 2006)

Exhibit	Description
4.11	Material change report dated January 11, 2007 (incorporated by reference from the Registrant's Form 6-K furnished to the Commission on January 11, 2007)
4.12	Material change report dated January 16, 2007 (incorporated by reference from the Registrant's Form 6-K furnished to the Commission on January 16, 2007)
4.13	Material change report dated January 22, 2007 (incorporated by reference from the Registrant's Form 6-K furnished to the Commission on January 22, 2007)
4.14	Material change report dated January 29, 2007 (incorporated by reference from the Registrant's Form 6-K furnished to the Commission on January 29, 2007)
4.15	Material change report dated April 2, 2007 (incorporated by reference from the Registrant's Form 6-K furnished to the Commission on April 3, 2007)
4.16	Material change report dated April 3, 2007 (incorporated by reference from the Registrant's Form 6-K furnished to the Commission on April 3, 2007)
4.17
Reconciliation to U.S. GAAP of the Registrant's audited consolidated financial statements as at December 31, 2006 and 2005 and July 31, 2005 and for the years ended December 31, 2006, the five months ended December 31, 2005 and the year ended July 31, 2005 (incorporated by reference from the Registrant's Form 6-K furnished to the Commission on April 9, 2007).
4.18
Reconciliation to U.S. GAAP of the audited consolidated financial statements of Mexgold Resources Inc. as at December 31, 2005 and April 30, 2005 and 2004 and for the eight month period ended December 31, 2005 and the years ended April 30, 2005 and 2004 (incorporated by reference from the Registrant's Form 6-K furnished to the Commission on April 9, 2007)
4.19
Reconciliation to U.S. GAAP of the interim unaudited consolidated financial statements of Mexgold Resources Inc. as at June 30, 2006 and for the six month period ended June 30, 2006 (incorporated by reference from the Registrant's Form 6-K furnished to the Commission on April 9, 2007)
4.20
Reconciliation to U.S. GAAP of the pro forma financial statements of the Registrant as at June 30, 2006 and for the six months ended June 30, 2006, the five months ended December 31, 2005 and the year ended July 31, 2005 (incorporated by reference from the Registrant's Form 6-K furnished to the Commission on April 9, 2007)
5.1	Consent of Fasken Martineau DuMoulin LLP*
5.2	Consent of Dorsey & Whitney LLP*
5.3	Consent of Stikeman Elliott LLP*
5.4	Consent of KPMG LLP, Independent Chartered Accountants
5.5	Consent of Grant Thornton LLP, Independent Chartered Accountants
5.6	Consent of McGovern Hurley Cunningham LLP, Independent Chartered Accountants
5.7	Consent of Kappes, Cassiday & Associates*
5.8	Consent of Mintec, Inc.*
5.9	Consent of Leonard R. Kilpatrick*
5.10	Consent of Pincock, Allen & Holt*
5.11	Consent of Glenn R. Clark & Associates*
6.1	Powers of Attorney

*
Previously filed

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PART I INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS
TABLE OF CONTENTS
ELIGIBILITY FOR INVESTMENT
DOCUMENTS INCORPORATED BY REFERENCE
SPECIAL NOTICE REGARDING FORWARD-LOOKING STATEMENTS AND OTHER INFORMATION
THE COMPANY
BUSINESS OF THE COMPANY
CONSOLIDATED CAPITALIZATION
RISK FACTORS
U.S. FEDERAL INCOME TAX CONSIDERATIONS
CANADIAN FEDERAL INCOME TAX CONSIDERATIONS
USE OF PROCEEDS
PLAN OF DISTRIBUTION
RELATIONSHIP BETWEEN THE COMPANY AND CERTAIN UNDERWRITERS
DESCRIPTION OF SECURITIES BEING DISTRIBUTED
LEGAL MATTERS
EXPERTS
AUDITORS, TRANSFER AGENT AND REGISTRAR
DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT
ADDITIONAL INFORMATION
ENFORCEABILITY OF CIVIL LIABILITIES
PART II INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS
PART III UNDERTAKING AND CONSENT TO SERVICE OF PROCESS
SIGNATURES
AUTHORIZED REPRESENTATIVE
EXHIBIT INDEX